SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐

Check to appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

INTERNATIONAL SMART SOURCING, INC.

(formerly ChinaB2Bsourcing.com)
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

1.	Title of each class of securities to which transaction applies:
Common Stock of the Registrant

2.	Aggregate number of securities to which transaction applies:
7,925,000

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
Cash of $1,500,000 (7,925,000 shares of Common Stock of the Registrant is excluded from the filing fee calculation pursuant to Exchange Act Rule 0-11)

4.	Proposed maximum aggregate value of transaction:
$160.00 ($107.00 per million dollars of cash of $1,500,000.00)

5.	Total fee paid: $160.00

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:
$300

7.	Form, Schedule or Registration Statement No.:
Schedule14A

8.	Filing Party:
International Smart Sourcing, Inc

9.	Date Filed:
May 8, 2006

INTERNATIONAL SMART SOURCING, INC.
320 BROAD HOLLOW ROAD
FARMINGDALE, NEW YORK 11735

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 28, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of International Smart Sourcing, Inc. (the “Company”) will be held on September 28, 2006 at 1 p.m. New York time at the offices of Koerner Silberberg & Weiner LLP, 112 Madison Avenue, 3rd Floor, New York, New York, for the following purposes:

1.

To consider and vote upon a proposal to sell all of the capital stock of Electronic Hardware Corp., Smart Sourcing, Inc. and Compact Disc Packaging Corp., the Company’s three wholly-owned subsidiaries, to ISSI Holdings LLC (the “Transaction”), and to adopt and approve the Stock Purchase Agreement dated May 8, 2006 by and between the Company and ISSI Holdings LLC. A copy of the Stock Purchase Agreement is attached as Exhibit A (the “Stock Purchase Agreement”);

2.	To elect five directors of the Company to serve until the 2007 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

3.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on August 28, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only holders of record of common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Harry Goodman
Secretary

Farmingdale, New York
August 29, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD AND YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

SUMMARY TERM SHEET

          The following summary highlights important information about the Transaction which is discussed in greater detail elsewhere in this proxy statement. Each item in this summary includes parenthetical references to the page(s) in portions of this proxy statement which contain a more detailed discussion of the topics presented in this summary. This summary term sheet does not contain all of the information you should consider before voting on the Transaction. To more fully understand the Transaction, you should carefully read this entire proxy statement and all of its exhibits, including the May 8, 2006 Stock Purchase Agreement, as amended, and the Voting Agreement.

The Parties to the Transaction (pages 10-11)

Seller. The Company is a Delaware corporation with three wholly owned subsidiaries:

•	Electronic Hardware Corp. (a New York corporation)

•	Smart Sourcing, Inc., formerly International Plastic Technologies Inc., (a Delaware corporation), and

•	Compact Disc Packaging Corp. (a Delaware corporation).

The Company maintains its principal place of business at 320 Broad Hollow Road, Farmingdale, New York 11735. The phone number of the Company is (631) 293-0750 and the Internet address is http://www.smart-sourcing.com.

Purchaser. ISSI Holdings LLC (the “Purchaser”) is a Delaware limited liability company that was formed for the purpose of this Transaction.

Proposed Transaction (pages 9-28)

Pursuant to the Stock Purchase Agreement, the Company will sell to the Purchaser all of the shares of common stock of Electronic Hardware Corp., Smart Sourcing, Inc. and Compact Disc Packaging Corp. (collectively the “Subsidiaries”) in exchange for:

(i)

the transfer to the Company of 7,925,000 shares of Common Stock of the Company currently owned by David Kassel, Harry Goodman and Andrew Franzone, officers and/or directors of the Company and its Subsidiaries, and the wives of Messrs. Franzone and Goodman,

(ii)	the sum of One Million Five Hundred Thousand ($1,500,000) Dollars in cash, of which $50,000 was delivered by the Purchaser to the Company upon the execution of the Stock Purchase Agreement,

(iii)

an amount in cash equal to 50% of the net income of the Subsidiaries in excess of $1,200,000 for the period commencing on January 1, 2006 and ending on December 31, 2006 (The net income for the Subsidiaries was $963,120 for the fiscal year ended December 30, 2005 and $585,841 for the two quarters ended June 30, 2006),

(iv)

the assumption by the Purchaser of the Company’s outstanding obligations under certain promissory notes in favor of Messrs. Kassel, Goodman and Franzone having an aggregate outstanding principal balance as of August 1, 2006 of $120,522, and

(v)

the assumption by the Purchaser of all other liabilities of the Company including the outstanding balance under its line of credit with Citibank, N.A. (As of August 1, 2006, the amount outstanding on the line of credit was $896,374).

Interests of Officers and Directors in the Transaction (page 25)

When considering the recommendation of the board of directors of the Company (the “Board of Directors”), you should be aware that certain directors and officers of the Company have interests in the Transaction other than solely as stockholders. These interests may conflict with the general interests of stockholders of the Company.

The Purchaser is owned in part by David Kassel, Andrew Franzone, David Hale, and Steven Sgammato, who are officers and/or directors of the Company and its Subsidiaries. Mark Mandel, a consultant to the Company, is also one of the owners of the Purchaser. Messrs. Kassel, Franzone, Hale, Sgammato, and Harry Goodman (who is an officer and director of the Company) are managers of the Purchaser.

Summary of the Stock Purchase Agreement (pages 11-15)

This summary describes the material terms of the Stock Purchase Agreement, as amended. The Stock Purchase Agreement and the amendments thereto are attached hereto as Exhibit A and more fully described in this proxy statement.

•	Parties. The parties involved in the proposed sale of all of the outstanding stock of the Subsidiaries are the Company and the Purchaser.

•	Assets to be Sold. The assets to be sold by the Company consist of all of the outstanding shares of common stock of the Subsidiaries.

•	Consideration

The consideration to be received by the Company consists of:

(i) the sum of US $50,000 paid in cash by the Purchaser upon the execution of the Stock Purchase Agreement;

(ii) $1,450,000, to be paid in cash by the Purchaser at closing;

(iii) 7,925,000 shares of the outstanding stock of the Company;

(iv)

the assignment by the Company and assumption by the Purchaser of the obligations under certain promissory notes issued to Messrs. Kassel, Franzone and Goodman in the aggregate principal amount of $120,522;

(v)

on or before March 31, 2007, the Company will be entitled a to receive a payment equal to fifty percent of the annual Net Income (as defined in the Stock Purchase Agreement) of the Subsidiaries in excess of US$1,200,000 for the period commencing on January 1, 2006 and ending on December 31, 2006. The net income of the Subsidiaries was $963,120 for the fiscal year ended December 31, 2005 and $585,841 for the two quarters ended June 30, 2006; and

(vi)

assumption by the Purchaser of all other liabilities of the Company including the outstanding balance under its line of credit with Citibank, N.A. (As of August 1, 2006, the amount outstanding on the line of credit was $896,374).

•

Representations and Warranties. The Stock Purchase Agreement contains certain representations and warranties by the Company to the Purchaser, including but not limited to representations regarding due organization of the Company and the Subsidiaries, the absence of litigation related to the Transaction which would delay or impede the Transaction, the absence of conflicts, the acquisition of a fairness opinion, and the accuracy of financial statements. The Purchaser has made representations and warranties to the Company including but not limited to representations regarding execution and validity, share ownership, financial ability and the absence of litigation related to the Transaction which would delay or impede the Transaction.

•

Name Change. The Company will assign the trade name of “International Smart Sourcing, Inc.” to the Purchaser on a date which shall be not later than one year after the Closing. Within one year of the Closing, the Company will amend its certificate of incorporation to change the name of the Company from “International Smart Sourcing, Inc.” and will cease all use of the name “International Smart Sourcing, Inc.”

•

Covenants. The Stock Purchase Agreement contains certain covenants regarding the operation of the business of the Company and the Subsidiaries prior to the Closing of the Transaction. One such covenant is that from the time of the execution of the Stock Purchase Agreement until the Closing, the Company will not solicit any inquiries, proposals or offers with respect to a transaction to effect a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of the Subsidiaries, or, except as provided in the Stock Purchase Agreement, allow any purchase or sale of 10% or more of the consolidated assets, or any purchase or sale of, or tender offer or exchange offer for any equity securities of the Company that would result in any person beneficially owning securities representing 10% or more of the total voting power of the Company.

•	Closing Conditions.

The Stock Purchase Agreement imposes certain conditions precedent on the obligations of the Company and the Purchaser to proceed with the closing of the Transaction. The conditions precedent to the obligations of the Purchaser include but are not limited to:

	(i)	the accuracy and completeness of the Company’s representations and warranties,

	(ii)	the acquisition of a fairness opinion confirming that the Transaction is fair to the Company and its Noninterested Stockholders,

	(iii)	approval of the Transaction by the vote of the majority of the Company’s stockholders and a majority of the Noninterested Stockholders of the Company, and

	(iv)	the absence of events or developments which have a material adverse effect on the Subsidiaries.

The conditions precedents to the obligations of the Company includes but are not limited to:

	(i)	the accuracy and completeness of the Purchaser’s representations and warranties,

	(ii)	approval of the Transaction by the vote of the majority of the Company’s stockholders and a majority vote of the Noninterested Stockholders of the Company,

	(iii)	receipt by the Company of the resignations of certain officers and directors as of the Closing, and

	(iv)	discharge of the Company’s obligations under its line of credit with Citibank, N.A.

•	Indemnification.

The Purchaser has agreed to indemnify the Company for all damages incurred in connection with:

	(i)	the Subsidiaries,

(ii)

any liabilities of the Company relating to any occurrence, event or omission prior to the Closing (except for any liabilities asserted under federal securities laws or any liability related to any agreement to purchase the shares of Charter Fabrics, Inc.),

	(iii)	any breach of a representation or warranty of the Purchaser or

	(iv)	any nonfulfillment of any covenant or agreement by the Purchaser prior to the Closing.

The Company has agreed to indemnify the Purchaser for all Damages incurred in connection with:

	(i)	a breach of certain representations or warranties of the Company,

	(ii)	any nonfulfillment of any covenant or agreement by the Company prior to the Closing and

	(iii)	any liability related to Charter Fabrics, Inc.

The Purchaser and the Company would share equally all damages relating to any lawsuit brought by a stockholder or regulatory authority based on any violation of federal securities laws for any event, occurrence or omission prior to the Closing (other than damages relating to Charter Fabrics, Inc.).

•	Termination.

The Stock Purchase Agreement may be terminated by either party in the event that

	(i)	the Closing does not occur by October 16, 2006,

	(ii)	the Company does not receive the vote of the majority of its stockholders and the majority of the Noninterested Stockholders in favor of the Transaction,

(iii)

any governmental authority has taken action to prevent the consummation of the Closing or the Transaction and the Company or the Purchaser deems the Transaction impracticable as a result of such action, or

	(iv)	upon the mutual written consent of both parties.

The Stock Purchase Agreement may be terminated by the Company in the event that

	(i)	the Purchaser breaches any of its representations, warranties, covenants or agreements which breach results in the failure of a condition to closing, or

	(ii)	the Company receives an unsolicited financially superior offer.

The Stock Purchase Agreement may be terminated by the Purchaser in the event that

	(i)	the Company breaches any of its representations, warranties, covenants or agreements which breach results in the failure of a condition to closing,

	(ii)	the Board of Directors of the Company fails to recommend the Transaction to the stockholders or withdraws such recommendation or

	(iii)	the Company fails to prepare and mail a proxy statement or fails to hold a stockholders’ meeting to approve the Transaction.

In the event the Purchaser terminates the Stock Purchase Agreement under certain circumstances, it would be required to pay the Company expenses incurred in connection with the Transaction in an amount up to $150,000. In the event the Company terminates the Stock Purchase Agreement under certain circumstances, it would be required to pay a $150,000 termination fee to the Purchaser.

Amendments to the Stock Purchase Agreement (page 15)

The Stock Purchase Agreement was amended on June 29, 2006 to extend the date by which the Closing of the Transaction must occur to August 31, 2006.  The Stock Purchase Agreement was further amended on August 16, 2006 to extend the date by which the Closing of the Transaction must occur to October 16, 2006.

The Voting Agreement (page 16)

Simultaneously with the execution of the Stock Purchase Agreement, the Company, the Purchaser, David Kassel, Harry Goodman, Dorothy Goodman, Andrew Franzone and Maryann Franzone executed a Voting Agreement in which the parties agreed that each of them will attend the stockholders’ meeting to vote on the Transaction in person or by proxy, and will vote all shares of Common Stock of the Company that he or she owns or has the right to vote or direct the voting in favor of authorization and approval of the Transaction, and against any action inconsistent therewith.

Closing of the Transaction

The Closing of the Transaction is contemplated to take place on the date of the stockholders’ meeting, assuming the requisite approval of stockholders is obtained.

Effect of the Transaction (pages 22-23)

Following the sale, the Company will continue as a shell corporation with no subsidiaries and no business operations. The Company intends to pursue possible mergers with or acquisitions of existing businesses.

Independent Committee (pages 16-21)

The Transaction and the Stock Purchase Agreement have been reviewed by an Independent Committee, consisting of Richard Peters and Michael Rakusin, the independent members of the Company’s Board of Directors. The Independent Committee has approved and declared advisable the Transaction, the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, and has declared that it is in the best interests of the Company’s stockholders that the Company enter into the Stock Purchase Agreement and consummate the Transaction on the terms and conditions set forth in the Stock Purchase Agreement.

Fairness Opinion (pages 21-22)

The Independent Committee received the opinion of Montauk Consulting that as of the date of such opinion, December 15, 2005, the consideration to be received by the Noninterested Stockholders (as defined herein) was eminently fair, from a financial point of view, to such stockholders. In making its recommendation that the Board of Directors approve the Transaction and the Stock Purchase Agreement, the Independent Committee relied, among other things, on the fairness opinion of Montauk Consulting.

Board Recommendation (pages 16-21)

The Board of Directors believes that the Transaction is in the best interests of the Company and its stockholders. The Board of Directors has approved and declared advisable the Transaction, the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, and has declared that it is in the best interests of the Company’s stockholders that the Company enter into the Stock Purchase Agreement and consummate the Transaction on the terms and conditions set forth in the Stock Purchase Agreement.

Voting (page  8)

You can vote in person at the annual meeting of stockholders or you can vote by proxy. To vote by proxy, you should complete, date and sign your proxy card and return it in the enclosed envelope as soon as possible. If you attend the annual meeting of stockholders, you may vote your shares in person, even if you have previously signed and returned your proxy card. You can change or revoke your vote at any time before your proxy card is voted at the meeting by (i) a written notice to our secretary at our executive offices, (ii) submitting a new, later dated proxy card, or (iii) attending the meeting and voting in person.

INTERNATIONAL SMART SOURCING, INC.
320 BROAD HOLLOW ROAD
FARMINGDALE, NEW YORK 11735

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 28, 2006

August 29, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of International Smart Sourcing, Inc. (the “Company”) for use at the 2006 Annual Meeting of Stockholders of the Company to be held on September 28, 2006, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to vote upon (i) a proposal to approve the sale of all of the capital stock of Electronic Hardware Corp., Smart Sourcing, Inc. and Compact Disc Packaging Corp., the Company’s three wholly-owned subsidiaries, to ISSI Holdings LLC (the “Transaction”), and to adopt and approve the Stock Purchase Agreement dated May 8, 2006 by and between the Company and ISSI Holdings LLC, as amended (the “Stock Purchase Agreement”), (ii) the election of five directors of the Company, and (iii) any other matters properly brought before them.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about August 29, 2006. The Board of Directors has fixed the close of business on August 28, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $.001 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted as present in determining the presence of a quorum. An affirmative vote of the holders of a majority of (i) the shares of the Company’s Common Stock outstanding and entitled to vote and (ii) the outstanding shares of Common Stock of the Company other than outstanding shares of Common Stock of the Company held by persons who are affiliated with ISSI Holdings LLC is required in order to approve the Transaction and to adopt and approve the Stock Purchase Agreement. A plurality of votes cast is sufficient for the election of directors. Abstentions and broker non-votes will be disregarded in determining the “votes cast” for purposes of electing directors and will not affect the election of the candidates receiving a plurality of votes. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Stockholders of the Company are requested to complete, sign, date, and promptly return the accompanying Proxy Card in the enclosed, postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR all of the proposals set forth in the Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not such stockholder has previously given a proxy, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The Company’s 2005 Annual Report, including audited financial statements for the fiscal year ended December 30, 2005 (“Fiscal 2005”), is being mailed to stockholders concurrently with this Proxy Statement. However, the Annual Report is not part of the proxy solicitation materials.

PROPOSAL 1: SALE OF THE SUBSIDIARIES

One of the matters upon which action is proposed to be taken is a sale by the Company of all of the outstanding shares of capital stock (the “Shares”) of its three wholly owned subsidiaries: Electronic Hardware Corp. (“EHC”), Smart Sourcing, Inc. (“SSI”), and Compact Disc Packaging Corp. (“CDP”) (collectively, the “Subsidiaries”), to ISSI Holdings LLC (the “Purchaser”), a Delaware limited liability company. David Kassel, Andrew Franzone, David Hale, and Steven Sgammato, who are officers and/or directors of the Company or its Subsidiaries, are members of the Purchaser and Messrs. Kassel, Franzone, Hale, Sgammato, and Harry Goodman (who is an officer and director of the Company) are managers of the Purchaser.

As the Company is a holding company, the Shares of the Subsidiaries held by the Company constitute substantially all of the Company’s assets at the present time.

The Stock Purchase Agreement dated May 8, 2006, as amended, by and between the Company and Purchaser (the “Stock Purchase Agreement”) providing for the sale of the Shares of the Subsidiaries is attached hereto as Exhibit A. The sale of all of the outstanding common stock of the Subsidiaries will not result in any material change in the rights of holders of Common Stock of the Company.

Pursuant to the Stock Purchase Agreement, the Company will sell to the Purchaser all of the Shares of common stock of the Subsidiaries in exchange for (i) the transfer to the Company of 7,925,000 shares of Common Stock of the Company currently owned by Messrs. Kassel, Goodman and Franzone and the wives of Messrs. Franzone and Goodman, (ii) the sum of One Million Five Hundred Thousand ($1,500,000) Dollars in cash, (iii) an amount in cash equal to 50% of the net income of the Subsidiaries in excess of $1,200,000 for the period commencing on January 1, 2006 and ending on December 31, 2006 (The net income  of the Subsidiaries was $963,120 for the fiscal year ended December 30, 2005 and $585,841 for the two quarters ended June 30, 2006.), (iv) the assumption by the Purchaser of the outstanding obligations under certain promissory notes of the Company, having an aggregate outstanding principal balance as of August 1, 2006 of $120,522, in favor of Messrs. Kassel, Goodman and Franzone and (v) assumption by the Purchaser of all other liabilities of the Company including the outstanding balance under its line of credit with Citibank, N.A. (As of August 1, 2006, the amount outstanding on the line of credit was $896,374).

An Independent Committee of the Board of Directors of the Company (the “Independent Committee”) has determined that the Transaction is advisable and in the best interest of the Company and its stockholders other than those stockholders affiliated with the Purchaser (the “Noninterested Stockholders”) and approved the Transaction on May 8, 2006. The Board of Directors of the Company ratified the decision of the Independent Committee and approved and adopted the Stock Purchase Agreement on May 8, 2006.

The sale of the Shares will constitute the sale of substantially all of the assets of the Company. Pursuant to Section 271 of the Delaware General Corporation Law, the vote of holders of a majority of the outstanding voting shares of a corporation is required to adopt a resolution to authorize any sale of substantially all of the corporation’s property and assets. In addition, it is a condition to closing under the Stock Purchase Agreement that a majority of the outstanding shares of Common Stock of the Company held by Noninterested Stockholders shall have approved the Transaction.

THE TRANSACTION

The Company’s Business

The Company was organized as a holding company for three wholly owned subsidiaries:

•	EHC

•	SSI (formerly, International Plastic Technologies Inc.), and

•	CDP.

The Company was originally established in 1970 as EHC, a New York corporation. It was reorganized in 1998 as a Delaware holding company to own the shares of two wholly owned subsidiaries, EHC and CDP. As part of the reorganization, the stockholders of each of the subsidiaries exchanged the following percentage ownership in the respective Subsidiaries for the percentage of shares of the Company indicated: David Kassel exchanged 33% of EHC and 90% of CDP for 46.3% of the Company; Andrew Franzone exchanged 33% of EHC for 25.7% of the Company; Harry Goodman exchanged 33% of EHC for 25.7% of the Company; and David Cowan exchanged 10% of CDP for 2.3% of the Company. On May 7, 1999, a third subsidiary, SSI, was formed in Delaware.

The Company maintains its principal executive offices at 320 Broad Hollow Road, Farmingdale, New York 11735. The phone number of the Company is (631) 293-0750 and the Internet address is http://www.smart-sourcing.com.

EHC

EHC is the distribution and manufacturing subsidiary of the Company. EHC has over 35 years of experience in the design, marketing and manufacture of control knobs used in industrial, consumer and military products. EHC also offers secondary operations on molded products: Services such as hand painting, pad printing, hot stamping and engraving are provided at a customer’s request. EHC also manufactures, distributes and warehouses knobs, dials and pointers. EHC generated revenue of $5,639,089 for the year ended December 30, 2005 and $3,176,158 for the six months ended June 30, 2006.

EHC meets a full range of its customers’ needs by maintaining early and total involvement, from the design and development to the ultimate manufacture and packaging of the product. When a custom-made product is initially requested, experienced EHC application engineers assist the customer during the concept design stage, which is considered critical to the success of the manufacturing process. During this stage, EHC application engineers draw upon experience, expertise and technological innovation to assist customers in reducing costs, meeting accelerated market schedules, and ensuring high quality workmanship.

Since January 2001, the Farmingdale, New York facility has been certified for the International Quality Standard by the International Organization for Standardization (“ISO”) 9002. In 2003, EHC became certified to the latest version of ISO 9001:2000. ISO 9001:2000 requires EHC to meet certain stringent requirements to ensure that the facility’s distribution and supply network, manufacturing processes, equipment, and associated quality control systems will satisfy customer requirements. As an ISO 9001:2000 certified supplier, EHC provides services such as Engineering, Prototyping, Manufacturing, Procurement, Distribution and Kitting to customers. In addition, EHC constantly measures and demonstrates improvement in customer satisfaction.

          On August 18, 2006, EHC received a subpoena which was issued by a grand jury of the United States District Court, Eastern District of New York, in connection with an investigation by the Office of the Inspector General of the U.S. Department of Defense.  The subpoena requires that EHC provide documents, records and correspondence related to contracts between the Department of Defense and EHC during the period from January 1, 1999 to the present.  EHC intends to fully comply with the subpoena and cooperate with any Department of Defense investigation.

SSI

SSI, which comprises the outsourcing segment of the Company, specializes in assisting companies in reducing costs of manufacturing by outsourcing manufacturing to China. SSI’s product specialization includes:

•	tooling

•	injection molding and secondary operations

•	castings

•	mechanical assemblies

•	metal stampings

•	electronic manufacturing services

Through its offices in the United States and China, SSI has put in place the systems necessary to simplify the process of moving work to China. The SSI office in Shanghai is staffed with twenty-six engineering, quality, production control and administrative personnel who provide:

•	source selection

•	project management

•	engineering coordination

•	quality assurance

•	logistics

SSI generated revenue of $6,548,532 for the year ended December 30, 2005 and $4,012,413 for the six months ended June 30, 2006.

CDP

The Company’s CDP subsidiary is currently inactive. It did not generate any revenue for the year ended December 30, 2005 or for the six months ended June 30, 2006. Its business was the manufacturing, marketing and sale of a compact disc packaging system.

The Purchaser’s Business

The Purchaser is a Delaware limited liability company that has been organized solely for the purpose of consummating the Transaction contemplated by the Stock Purchase Agreement. The Purchaser does not, and has never, engaged in any business or other operations. The principal executive office of the Purchaser is located at 320 Broad Hollow Road, Farmingdale, New York 11735. The phone number of the Purchaser is (631) 293-0750.

The Stock Purchase Agreement for the Transaction

This summary describes the material terms of the Stock Purchase Agreement, as amended. The Stock Purchase Agreement and Amendments are attached hereto as Exhibit A. We urge you to read the full text of the Stock Purchase Agreement because it is the legal document that governs the Transaction. Capitalized terms not defined herein shall have the meanings set forth in the Stock Purchase Agreement.

•	Parties. The parties involved in the proposed sale of all of the outstanding stock of the Subsidiaries are the Company and the Purchaser.

•	Contact Information. The contact information for the Company and the Purchaser is as set forth in this proxy statement.

•	Assets to be Sold. The assets to be sold by the Company consist of all of the outstanding shares of common stock of the Subsidiaries.

•

Consideration at Closing. The consideration to be received by the Company consists of (i) the sum of US $50,000 paid in cash by the Purchaser upon the signature of the Stock Purchase Agreement, (ii) $1,450,000, to be paid in cash by the Purchaser at Closing; (ii) 7,925,000 shares of the outstanding stock of the Company, currently owned by the Purchaser or certain members and/or managers of the Purchaser and their spouses, (iii) assumption by the Purchaser of the Company’s obligations under certain promissory notes in favor of Messrs. Kassel, Franzone and Goodman in the aggregate outstanding principal balance of $120,522 and (iv) the assumption by the Purchaser of all other liabilities of the Company including the outstanding balance under its line of credit with Citibank, N.A. (As of August 1, 2006, the amount outstanding on the line of credit was $896,374).

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Earn-out Payment. On or before March 31, 2007, the Company will be entitled to receive an amount equal to fifty percent of the Net Income of the Subsidiaries in excess of $1,200,000 for the period commencing on January 1, 2006 and ending on December 31, 2006. The net income  of the Subsidiaries was $963,120 for the fiscal year ended December 31, 2005 and $585,841 for the two quarters ended June 30, 2006. “Net Income” is defined as net income, as determined in accordance with generally accepted accounting principles, consistently applied and consistent with past practice of the Company prior to the Transaction, provided however, that Net Income shall not be reduced as a result of any extraordinary transactions or any transactions which are inconsistent with historical past practice between or among the Subsidiaries, the Purchaser, its members and any of their respective affiliates.

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Representations and Warranties of the Company. The Stock Purchase Agreement contains the following representations and warranties by the Company to the Purchaser, (i) due organization of the Company and its Subsidiaries, (ii) due authorization and validity of the Stock Purchase Agreement, (iii) authorization and validity of the shares of common stock of the Subsidiaries, (iv) the absence of litigation related to the Transaction which would delay or impede the Transaction, (v) absence of an event, occurrence or development that would be reasonably likely to materially delay or impede the Transaction, (vi) the absence of conflicts, (vii) the acquisition of a fairness opinion, (viii) compliance with laws and absence of violations, (ix) timely filing of SEC filings, absence of securities law violations and absence of complaints or claims regarding accounting or auditing practices, (x) absence of undisclosed liabilities, (xi) the accuracy of financial statements, (xii) absence of adverse changes, (xiii) timely filing of tax returns and absence of tax claims, (xiv) compliance with ERISA, (xv) maintenance of adequate insurance; and (xvi) approval by the board , and required approval of the stockholders and Noninterested Stockholders.

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Representations and Warranties of the Purchaser. The Purchaser has made the following representations and warranties to the Company: (i) authority and validity of the Stock Purchase Agreement, (ii) share ownership, (iii) financial ability to pay the purchase price, (iv) the absence of litigation related to the Transaction which would delay or impede the Transaction, (v) absence of other obligations owed by the Company to the Purchaser or its members, (vi) absence of an event, occurrence or development that would be reasonably likely to materially impede or delay the Transaction

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Name Change. The Company will assign the trade name of “International Smart Sourcing, Inc.” to the Purchaser on a date which shall be not later than one year after the Closing. Within one year of the Closing, the Company will amend its certificate of incorporation to change the name of the Company from “International Smart Sourcing, Inc.” and will cease all use of the name “International Smart Sourcing, Inc.”

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Covenants. The Stock Purchase Agreement contains certain covenants regarding the operation of the business of the Company and the Subsidiaries prior to the Closing of the Transaction. Pursuant to the Stock Purchase Agreement, except as set forth on the schedules to the Stock Purchase Agreement, the Company will not: (i) make any capital expenditures, (ii) enter into any or amend any contractual obligation, (iii) enter into, modify, make, renew, extend or otherwise alter any credit agreement, note or other similar agreement, (iv) enter into any contractual obligation with respect to the acquisition of any business, (v) form any joint venture or partnership, (vi) sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets, (vii) fail to maintain any property of the Company, (viii) discontinue or permit to lapse any material policies of insurance, (ix) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, (x) purchase, redeem or otherwise acquire, split, combine or reclassify, directly or indirectly, any of the Shares or other equity securities or give notice of any intention to exercise any right to purchase, redeem or otherwise acquire, split, combine or reclassify, any of the Shares or other equity securities, (xi) issue or sell, or issue any rights to purchase or subscribe for, or subdivide or otherwise change, any shares of the stock of the Subsidiaries or other securities or similar rights; (xii) declare or pay any dividends on or make other distributions, (xiii) amend the Certificate of Incorporation or Bylaws of the Company or the charter documents; (xiv) settle any material claim, (xv) change any method of accounting or accounting practice, (xvi) adopt, enter into, terminate or amend any benefit agreement; increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever; grant or pay any severance or termination pay or increase in any manner the severance or termination pay or grant any awards under any bonus, incentive, performance or other compensation, plan or arrangement or employee benefit plan, (xvii) cause or permit, by any act or failure to act, any material license to expire or to be revoked, suspended, or modified, (xviii) maintain any significant amount of investments in or trade in equities or other speculative securities, (xix) take any corporate or other action in furtherance of any of the foregoing; or (xx) agree to do any of the foregoing.

          Further the Company will cause the Subsidiaries not to: (i) make capital expenditures which are more than $10,000 individually or $50,000 in the aggregate except pursuant to agreements or commitments entered into by any of the Subsidiaries prior to the execution of the Stock Purchase Agreement, or unless otherwise reserved against in the Company’s most recent financial statements filed with the Commission, (ii) enter into any or amend any contractual obligation, other than purchase orders and other contractual obligations in the ordinary course of business, or, in any event, involving more than $100,000 individually or $500,000, (iii) enter into, modify, make, renew, extend or otherwise alter any credit agreement, note or other similar agreement, (iv) enter into any contractual obligation with respect to the acquisition of any business, assets or property; (v) form any joint venture or partnership, (vi) sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets having an aggregate market value of in excess of $50,000 individually or $150,000 in the aggregate, (vii) fail to maintain any property of the Company, (viii) discontinue or permit to lapse any material policies of insurance, (ix) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, (x) purchase, redeem or otherwise acquire, split, combine or reclassify, directly or indirectly, any of the Shares or other equity securities or give notice of any intention to exercise any right to purchase, redeem or otherwise acquire, split, combine or reclassify, any of the Shares or other equity securities, (xi) issue or sell, or issue any rights to purchase or subscribe for, or subdivide or otherwise change, any shares of the stock of the Subsidiaries or other securities or similar rights; (xii) declare or pay any dividends on or make other distributions, (xiii) amend the Certificate of Incorporation or Bylaws of the Subsidiaries or the charter documents; (xiv) settle any material claim, (xv) change any method of accounting or accounting practice, (xvi) adopt, enter into, terminate or amend any benefit agreement; increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever; grant or pay any severance or termination pay or increase in any manner the severance or termination pay or grant any awards under any bonus, incentive, performance or other compensation, plan or arrangement or employee benefit plan, (xvii) cause or permit, by any act or failure to act, any material license to expire or to be revoked, suspended, or modified, (xviii) maintain any significant amount of investments in or trade in equities or other speculative securities, (xix) take any corporate or other action in furtherance of any of the foregoing; or (xx) agree to do any of the foregoing.

Additionally, from the time of the execution of the Stock Purchase Agreement until the Closing, the Company will not solicit any inquiries, proposals or offers with respect to a transaction to effect a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of the Subsidiaries, or, except as provided in the Stock Purchase Agreement, allow any purchase or sale of 10% or more of the consolidated assets, or any purchase or sale of, or tender offer or exchange offer for any equity securities of the Company that would result in any person beneficially owning securities representing 10% or more of the total voting power of the Company.

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Closing Conditions. The Stock Purchase Agreement imposes certain conditions precedent on the obligations of the Company and the Purchaser. The conditions precedent to the obligations of the Purchaser are: (i) the accuracy and completeness of the Company’s representations and warranties, (ii) the acquisition of a fairness opinion confirming that the Transaction is fair to the Company and its stockholders (other than stockholders affiliated with the Purchaser), (iii) approval of the Transaction by the vote of the majority of the Company’s stockholders and a majority of the Noninterested Stockholders of the Company; (iv) receipt of all applicable consents; (v) the absence of any action restraining or prohibiting the consummation of the Transaction; (vi) receipt of a legal opinion from Koerner Silberberg LLP, and (vii) the absence of events or developments which have a material adverse effect on the Subsidiaries. The conditions precedent to the obligations of the Company are: (i) the accuracy and completeness of the Purchaser’s representations and warranties; (ii) approval of the Transaction by the vote of the majority of the Company’s stockholders and a majority vote of the Noninterested Stockholders of the Company; (iii) receipt by the Company of the resignations of certain officers and directors as of the Closing; (iv) the absence of any action restraining or prohibiting the consummation of the Transaction; (v) receipt of a legal opinion from Fulbright & Jaworski L.L.P., and (vi) discharge of the Company’s obligations under its bank loan.

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Indemnification. The Purchaser has agreed to indemnify the Company for all Damages incurred in connection with (i) the Subsidiaries, (ii) any liabilities of the Company relating to any occurrence, event or omission prior to the Closing (except for any liabilities asserted under federal securities laws or any liability related to any agreement to purchase the shares of Charter Fabrics, Inc.), (iii) any breach of a representation or warranty of the Purchaser or (iv) any nonfulfillment of any covenant or agreement by the Purchaser prior to the Closing. The Company has agreed to indemnify the Purchaser for all Damages incurred in connection with (i) a breach of certain representations or warranties of the Company, (ii) any nonfulfillment of any covenant or agreement by the Company prior to the Closing and (iii) any liability related to Charter Fabrics, Inc. The Purchaser and the Company would share equally all Damages relating to any lawsuit brought by a stockholder or regulatory authority based on any violation of federal securities laws for any event, occurrence or omission prior to the Closing (other than Damages relating to Charter Fabrics, Inc.).

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Termination. The Stock Purchase Agreement may be terminated by either party in the event that (i) the Closing does not occur by October 16, 2006, (ii) the Company does not receive the vote of the majority of its stockholders and the majority of the Noninterested Stockholders in favor of the Transaction, (iii) any governmental authority has taken action to prevent the consummation of the Closing or the Transaction and the Company or the Purchaser deems the Transaction impracticable as a result of such action, or (iv) upon the mutual written consent of both parties. The Stock Purchase Agreement may be terminated by the Company in the event that (i) the Purchaser breaches any of its representations, warranties, covenants or agreements which breach results in the failure of a condition to closing, or (ii) the Company receives an unsolicited financially superior offer. The Stock Purchase Agreement may be terminated by the Purchaser in the event that (i) the Company breaches any of its representations, warranties, covenants or agreements which breach results in the failure of a condition to closing, (ii) the Board of Directors of the Company fails to recommend the Transaction to the stockholders or withdraws such recommendation or (iii) the Company fails to prepare and mail a proxy statement or fails to hold a stockholders’ meeting to approve the Transaction.

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Termination Fee. Purchaser would be required to pay the Company’s fees, expenses, costs and disbursements incurred in connection with the Transaction, in an amount up to $150,000, in the event that the Purchaser terminates the Stock Purchase Agreement prior to the Closing Date due to a breach of any of the Company’s representations, warranties, covenants or agreements, which would result in the failure to satisfy any of the closing conditions and which has not have been cured within 30 days after written notice to the Company. The Company would be required to pay a $150,000 termination fee to the Purchaser in the event that the Company terminates the Stock Purchase Agreement under the following circumstances: (i) the Company receives a superior offer and the Board of Directors recommends that the Company accept such superior offer and terminate its agreement with the Purchaser, or (ii) if the Board of Directors of the Company fails to make a recommendation in favor of the Transaction or changes or withdraws such recommendation, the Company fails to hold a meeting of stockholders, or fails to obtain the majority vote of the stockholders and Noninterested Stockholders in favor of the Transaction and then the Company or one of the Subsidiaries enters into an agreement for the acquisition of the Subsidiaries within eighteen months of such termination.

Amendments to the Stock Purchase Agreement

The Stock Purchase Agreement was amended on June 29, 2006 to extend the date by which the Closing of the Transaction must occur to August 31, 2006.  The Stock Purchase Agreement was further amended on August 16, 2006 to extend the date by which the Closing of the Transaction must occur to October 16, 2006.

The Voting Agreement

Simultaneously with the execution of the Stock Purchase Agreement, the Company, the Purchaser, David Kassel, Harry Goodman, Dorothy Goodman, Andrew Franzone and Maryann Franzone (collectively David Kassel, Harry Goodman, Dorothy Goodman, Andrew Franzone and Maryann Franzone are the “Voting Parties”) executed a Voting Agreement.

Pursuant to the Voting Agreement, the Voting Parties represented and warranted that they own an aggregate of 7,925,000 shares of common stock of the Company free and clear of all liens and that they have the power to vote such shares. The Voting Parties agreed that until the Closing of the Transaction, they would not directly or indirectly sell, pledge, encumber, grant any proxy (other than as set forth in the Voting Agreement), or enter into any voting or similar agreement with respect to the transfer or disposition of the shares.

The Voting Parties further agreed that each of them will attend the stockholders’ meeting to vote on the Transaction in person or by proxy, and will vote all shares of Common Stock of the Company that he or she owns or has the right to vote or direct the voting in favor of authorization and approval of the Transaction, and against any action inconsistent therewith. The Voting Parties also agreed that they will execute and deliver a written consent in favor of the authorization and approval of the Transaction. The Voting Parties further agreed that they will vote against and will not consent to any superior offer to purchase the Subsidiaries or any motion to adjourn or postpone the meeting to vote on the Transaction. The Voting Parties appointed David Hale and David Kassel as their proxy or attorney in fact to vote the shares. Such proxies are irrevocable and survive death, incapacity, mental illness or insanity of any of the Voting Parties. The Voting Parties represented that any previous proxies granted were not irrevocable.

In the event that the Board changes its recommendation in favor of the Transaction, the Voting Parties will no longer be bound by the Voting Agreement.

David Kassel owns 4,325,000 shares of common stock of the Company, which represents approximately 22.88% of the outstanding stock of the Company as of the record date. Andrew Franzone owns 1,625,000 shares of common stock of the Company, which represents approximately 8.60% of the outstanding stock of the Company as of the record date. Harry Goodman owns 1,100,000 shares of common stock of the Company, which represents approximately 5.82% of the outstanding stock of the Company as of the record date. Maryann Franzone owns 500,000 shares of common stock of the Company, which represents approximately 2.65% of the outstanding stock of the Company as of the record date. Dorothy Goodman owns 375,000 shares of common stock of the Company, which represents approximately 1.98% of the outstanding stock of the Company as of the record date.

The Stock Purchase Agreement provides that the majority of the stockholders of the Company must vote in favor of the Transaction in order to approve it. At the Record Date, 18,899,435 shares of common stock of the Company were issued and outstanding. Accordingly, the vote of stockholders owning 9,449,718 shares of common stock of the Company is required in order for the Transaction to be approved. The Voting Parties to the Voting Agreement collectively own 7,925,000 shares of common stock. The vote of stockholders owning an additional 1,524,718 shares or approximately 8.07% of the outstanding common stock of the Company is required in order to approve the Transaction. The Stock Purchase Agreement also provides that a majority of the shares of common stock held by Noninterested Stockholders must be voted in favor of the Transaction. At the Record Date, Noninterested Stockholders held an aggregate of 10,973,935 shares of common stock of the Company. Consequently, in order for the Transaction to be approved, Noninterested Stockholders owning 5,487,218 shares of common stock of the Company must vote in favor of the Transaction. This number represents 51% of the outstanding common stock of the Company owned by the Noninterested Stockholders.

The Voting Agreement is attached hereto as Exhibit B and incorporated herein by reference.

Background and Reasons for Engaging in the Transaction

In recent years, the Company has encountered difficulty achieving sustained growth and profitability due to increased competition in outsourcing and declining sales in its knob business. The potential for rapid growth in the knob business requires additional investment and infrastructure which can not be supported by the current cash flow. Initially, the Board of Directors of the Company (the “Board”) reviewed the operations of the Company and determined that it was in the best interest of the Company to consider opportunities to expand through acquisition. Based upon the recommendations of the Board, the Company commenced a search for possible acquisition targets.

In August 2004, the Company commenced a due diligence examination in connection with preliminary discussions to acquire the shares of a knob, handle and hand wheel manufacturer, Ray Engineering Company Limited (“Rencol”), located in Bristol, United Kingdom. However in January 2005, the Company concluded that it was not able to acquire Rencol due to limitations imposed by agreements with lenders, and inability to obtain additional equity capital sought to finance the transaction. After the Company decided to terminate negotiations to acquire Rencol, a group of investors expressed an interest in acquiring Rencol. These investors included, among others, David Hale, Chairman, Acting Chief Financial Officer, and President of the Company, David Kassel, who is a director and was at that time, Chief Executive Officer of the Company, Andrew Franzone, director and President of EHC, and Mark Mandel, an accounting consultant to the Company (who is also a member of Purchaser) (collectively the “Rencol Investors”). The Rencol Investors formed a company for the purposes of the transaction named Rencol Acquisitions, LLC.

An independent committee of the Board composed of Michael Rakusin and Richard Peters was convened to review the proposal by the Rencol Investors on behalf of the Company. The independent committee approved the proposed transaction upon the following terms: (i) Rencol Acquisitions, LLC agreed to reimburse the Company for all expenses incurred in connection with the Company’s pursuit of the acquisition of Rencol; (ii) Rencol agreed to become a customer of the Company for its manufactured products sourced in China on the same terms and conditions as other customers of the Company for a period of at least two years after the acquisition; and (iii) for a two-year period, EHC became the exclusive distributor of Rencol products in North America and Rencol became a distributor of EHC products.

The Board continued to review opportunities for the expansion of the Company, recognizing that its efforts would be hampered by lack of access to additional capital. In June 2005, David Kassel, Andrew Franzone and Harry Goodman, who were at the time, officers, directors and stockholders of the Company, began discussions to acquire all of the shares of the Company’s EHC subsidiary in exchange for all of their shares of the Company. The Board considered the possibility of splitting off the EHC subsidiary in order to reduce the capital needs of the Company and to focus its resources on the expansion of its SSI subsidiary, which comprises its outsourcing business. Ultimately, the Board determined that it would not be feasible to sever the companies in a way that would permit the two companies to truly operate independently.

On September 2, 2005, Messrs. Kassel, Franzone and Goodman submitted an unsolicited, non-binding offer letter to the Board, proposing to purchase the EHC and SSI subsidiaries in exchange for $1,500,000 in cash and all of their shares of the Company (the “September 2, 2005 Offer Letter”). The September 2, 2005 Offer Letter provided for an adjustment of the consideration based on the aggregate net working capital of EHC and SSI at the time of the closing, and further provided that each party would be responsible for its own fees and costs.

On September 2, 2005, the Board designated an independent committee of the Board composed of Richard Peters and Michael Rakusin (the “Independent Committee”) to investigate and negotiate all possible offers to acquire the Company. The Independent Committee did not retain counsel other than the counsel for the Company to review and negotiate the Transaction. The Independent Committee reviewed the September 2, 2005 Offer Letter and, at the direction of the Independent Committee, attorneys for the Company responded with a request for clarification of various terms on September 13, 2005.

On September 26, 2005, Messrs. Kassel, Franzone and Goodman submitted a revised offer letter to the Board which did not provide for an aggregate net working capital adjustment, and which provided that the purchasers would assume all liabilities of the Company incurred prior to the closing which remain outstanding at the closing (the “September 26, 2005 Offer Letter”).

The Independent Committee met on September 27, 2005 and rejected the September 26, 2005 Offer Letter due to the fact that (i) satisfactory completion of due diligence review of the Company was required, (ii) the Company would be responsible for its own expenses and professional fees incurred in the Transaction, and (iii) the offer imposed restrictions on discussions or negotiations regarding sale of the assets of the Subsidiaries from the date of the execution of the September 26, 2005 Offer Letter.

Throughout October 2005, representatives of the Independent Committee had discussions with Messrs. Kassel, Franzone, and Goodman to further negotiate the terms of the proposed sale. During these discussions, the Independent Committee and Messrs. Kassel, Franzone, and Goodman came to an understanding regarding the following terms: (i) Messrs. Kassel, Franzone, and Goodman would not engage in any due diligence regarding the Company, (ii) Messrs. Kassel, Franzone, and Goodman would transfer 7,925,000 shares of common stock of the Company to the Company at the Closing of the Transaction, (iii) the Company would not be limited in discussions or negotiations regarding the sale of assets to other parties until it executes the Stock Purchase Agreement, (iv) the Company would also sell CDP, an inactive subsidiary, to Messrs. Kassel, Franzone, and Goodman, (v) Messrs. Kassel, Franzone, and Goodman would assume any liability with respect to the Subsidiaries and the Company prior to the Closing, with certain minor exceptions and (vi) the Company can terminate the Transaction in the event that it receives an unsolicited financially superior offer under certain circumstances.

After these additional negotiations, in October 2005, the Independent Committee came to the conclusion that it was in the best interest of the Company to sell all of the stock of EHC, CDP and SSI to a limited liability company owned, in part, by Messrs. Kassel, Franzone and Goodman. The Independent Committee gave primary consideration to the offer of Messrs. Kassel, Franzone, and Goodman because of their familiarity with the Company and its business relations. The Independent Committee believed that their knowledge of the operations of the Company would lead to an efficient and expeditious sale process. As a result, the Company did not solicit or receive any alternate purchase offers.

In October 2005, the Independent Committee reached a preliminary agreement with Messrs. Kassel, Franzone, and Goodman on the following terms. In exchange for the Subsidiaries’ Stock, the Company would receive (i) the sum of $1,500,000 in cash, (ii) the transfer to the Company of 7,925,000 shares of Common Stock of the Company, (iii) an amount in cash equal to 50% of the net income of the Subsidiaries in excess of $1,200,000 for the period commencing on January 1, 2006 and ending on December 31, 2006 (The net income  for the Subsidiaries was $963,120 for the fiscal year ended December 31, 2005 and $585,841 for the two quarters ended June 30, 2006 .), (iv) assumption by the limited liability company to be formed by Messrs. Kassel, Franzone, and Goodman of certain outstanding obligations under certain promissory notes of the Company in favor of Messrs. Kassel, Franzone, and Goodman and (v) assumption by the limited liability company to be formed by Messrs. Kassel, Franzone, and Goodman of all other liabilities of the Company including the outstanding balance under its line of credit.

A proposed stock purchase agreement (previously defined as the “Stock Purchase Agreement”) was drafted by Koerner Silberberg LLP, attorneys for the Company and submitted to Fulbright & Jaworski L.L.P., attorneys for Messrs. Kassel, Franzone, and Goodman, for review. For a more detailed description of the Stock Purchase Agreement, see the section entitled “The Stock Purchase Agreement for the Transaction” on page 11.

On October 20, 2005, the Independent Committee met with the Company’s counsel via conference call. During the call, the Independent Committee reviewed an initial draft of the Stock Purchase Agreement and discussed its terms.

Also, on October 20, 2005, David Hale had several preliminary discussions with consultants regarding the rendering of a fairness opinion with respect to the Transaction.

The Independent Committee met via conference call again on October 24, 2005. Counsel for the Company and Damon Testaverde, a financial advisor to the Company, participated in the conference call. Due to the status of Messrs. Kassel, Franzone, and Goodman as officers, directors and stockholders of the

Company, the Independent Committee decided to obtain an independent opinion regarding the fairness of the proposed sale. The Committee discussed the importance of a fairness opinion and agreed to retain Montauk Consulting, Inc. to commence a review of the Transaction for the purposes of obtaining a fairness opinion. The Committee also appointed Damon Testaverde as an investment advisor to the Committee to assist in the review and negotiation of the Transaction. The Committee further reviewed the initial draft of the Stock Purchase Agreement and discussed the terms of the Transaction.

On October 25, 2005, the Independent Committee engaged the consulting firm of Montauk Consulting, Inc. to review the Transaction and render an opinion on its fairness to the Noninterested Stockholders of the Company. On October 25, 2005, David Hale forwarded a package to Montauk Consulting, Inc. consisting of previous financial statements on Forms 10-KSB and 10-QSB as well as the future business plans of the Company. On November 2 and 3, 2005, Colman Abbe of Montauk Consulting, Inc. visited the offices of the Company and further reviewed financial and business information about the Company.

On November 14, 2005, the Independent Committee again met via conference call. Counsel for the Company and Damon Testaverde also participated in the conference call. The Committee reviewed a revised draft of the Stock Purchase Agreement that it had received from the attorneys for Messrs. Kassel, Franzone, and Goodman. The Committee also discussed the procedure for the execution of the Stock Purchase Agreement, the announcement of the Transaction to the public, approval by stockholders and the closing of the Transaction.

On November 30, 2005, the Purchaser was formed as a Delaware limited liability company.

The Company received the opinion of Montauk Consulting. Inc. (the “Fairness Opinion”) on December 15, 2005. For a detailed discussion of the Fairness Opinion see the section entitled “Reports, Opinions, and Appraisals” herein.

On January 10, 2006, the Independent Committee met via conference call. Counsel for the Company and Damon Testaverde also participated in the conference call. The Committee reviewed a revised draft of the Stock Purchase Agreement that it had received from the attorneys for the Purchaser. The Committee determined that it would obtain stockholder approval of the Transaction through a consent of the majority of the stockholders and a majority of the Noninterested Stockholders, and that it would file an information statement on Form 14C to notify stockholders of the action.

During January and February 2006, the parties reviewed and revised drafts of the Stock Purchase Agreement, the Schedules to the Stock Purchase Agreement, the Voting Agreement and other supplemental documents in preparation for the Closing of the Transaction. However, on February 16, 2006, the Company was informed by certain members of the Purchaser that there were internal disagreements among the members and managers of the Purchaser. The Company was further informed that the Purchaser did not have the requisite approval of its members to enter into the Transaction. Negotiations between the Company and the Purchaser ceased and the officers and directors of the Company continued to operate the Company in the ordinary course of business. The Company determined that it should continue to pursue the idea of an acquisition of an existing business despite its failure to sell the Subsidiaries.

Between February 27, 2006 and March 28, 2006, the Company was advised of efforts being made by the Purchaser to address differences among its members and managers and that the Purchaser had a continuing interest in purchasing the Subsidiaries. On or about March 27, 2006, the Company learned that the Purchaser had resolved the differences among its members and managers and that it intended to renew its offer to purchase the Shares of the Subsidiaries on terms substantially similar to those previously negotiated between the parties.

The Independent Committee had several informal discussions and determined that it remained in the best interests of the Company and the Noninterested Stockholders to sell the Subsidiaries. While the Company reported favorable results for the most recently completed fiscal year, the Independent Committee believed that the opportunity for future growth of the Company was limited. In recent years, sales in the knobs business of EHC had decreased. The Company’s contract to supply the U.S. government with knobs was not renewed, and the Company had been unable to obtain additional clients for its knob business. In addition, there was increased competition in the outsourcing sector. The Company did not have adequate resources to develop infrastructure to keep pace with the rapid growth of its competitors and to expand the outsourcing business. Based upon these factors, the Independent Committee determined that it is in the best interests of the Company and its stockholders to sell the Subsidiaries and to acquire an existing business with greater growth potential. The Independent Committee determined that a sale of the Subsidiaries would facilitate a future acquisition because it would (i) generate cash to be used in the acquisition, (ii) eliminate debt of the Company and (iii) provide additional treasury shares to be used in a potential acquisition.

The Independent Committee agreed to renew negotiations with the Purchaser. However, due to concerns about whether Purchaser might again refuse to proceed with the Transaction, the Independent Committee required a $50,000 deposit from the Purchaser upon execution of the Stock Purchase Agreement. Additionally both parties agreed to pay break up fees in the amount of $150,000 under certain circumstances in the event that either party determined not to proceed with the Transaction after the execution of the Stock Purchase Agreement.

On April 24, 2006, the Independent Committee met via conference call and reviewed the Stock Purchase Agreement and the Fairness Opinion. Counsel for the Company also participated in the conference call. During the conference call, the Independent Committee discussed the fact that, due to the delays in negotiating and finalizing the Transaction, the Fairness Opinion had been issued more than four months earlier. However, the Independent Committee recognized that the expert had been provided with projections for the Company’s operations which were consistent with the actual results of the Company during the 2005 fiscal fourth quarter and the 2006 fiscal first quarter. The Independent Committee weighed the consistent projections against the additional time and expense necessary to obtain an updated opinion and ultimately determined that it would not be in the best interest of the Noninterested Stockholders or the Company to obtain an updated Fairness Opinion. During the conference call on April 24, 2006, the Independent Committee reviewed the Stock Purchase Agreement and approved the Transaction and the Stock Purchase Agreement. The Independent Committee determined that it would recommend that the Board of Directors approve the Transaction and approve and adopt the form of Stock Purchase Agreement during the meeting of the Board of Directors which was scheduled to take place later that day. The Independent Committee also determined that it would recommend to the Board of Directors that it solicit the vote of the stockholders at the annual meeting of the Company.

On April 24, 2006, the Board of Directors met via conference call. Counsel for the Company also participated in the conference call. The Board of Directors reviewed the findings of the Independent Committee, the Fairness Opinion, and the form of Stock Purchase Agreement. The Board of Directors agreed with the rationale of the Independent Committee with reference to the length of time between the issuance of the Fairness Opinion and the Closing of the Transaction and determined that it was not in the best interests of the Company or its stockholders to obtain an updated Fairness Opinion.

During the conference, the Board of Directors approved the Transaction and the Stock Purchase Agreement and determined that it would recommend that the stockholders of the Company approve the Transaction and approve and adopt the form of Stock Purchase Agreement at the annual meeting of stockholders. When reviewing whether to proceed with the Transaction, the Board of Directors considered certain factors that did not support the approval of the Transaction including  the fact that the Transaction would cause the Company to lose certain key members of management who had been employed by the Company since its inception and  the possible negative impact of the loss of such key management personnel.  The Board considered the uncertainty of the future direction of the Company and the difficulties that it would face as a public shell.  The Board of Directors also discussed the fact that it might have difficulty making additional acquisitions and reviewed the impact that such difficulties would have on the Company.

The Board reasoned that the Transaction was beneficial due to (i) the previous lack of sustained growth and the marginal profitability in the Company’s existing businesses as a result of the increased competition in outsourcing and declining sales in its knob business, (ii) the lack of adequate financial resources required for additional investment in the infrastructure of the Subsidiaries, and (iii)  the previous inability of the Company to successfully complete  an acquisition of other  businesses.  The Board ultimately concurred with the view of the Independent Committee that the sale of the Subsidiaries would be beneficial to the Company and the Noninterested Stockholders.

Between April 24, 2006 and May 2, 2006, the parties finalized the terms of the Stock Purchase Agreement.

The Independent Committee met via conference call on May 2, 2006 and approved the Transaction and the final form of the Stock Purchase Agreement. Counsel for the Company also participated in the conference call. On May 5, 2006, the Board of Directors approved the Transaction and final form of the Stock Purchase Agreement via unanimous written consent.

Following the sale, the Company will continue as a shell corporation with no subsidiaries and no business operations.

The Company had preliminary discussions with management of Charter Fabrics, Inc., a turn-key operation for worldwide sourcing in the textile and cosmetic industries, with a specialty in Asia. The Company entered into a non-binding letter of intent to acquire Charter Fabrics on March 24, 2006 which was subject to the satisfactory completion of due diligence and the execution of definitive agreements. However, on July 28, 2006, the Company terminated the letter of intent after the Company’s preliminary due diligence investigation revealed that Charter Fabrics did not meet all of the requirements set forth in the letter of intent.

The Company intends to pursue other possible mergers with or acquisitions of existing businesses. The Company cannot give any assurance that such a transaction will occur, or that if such a transaction were to occur, it would enhance the Company’s future operations or financial results. Since the Company will become a shell company it will be required to provide additional information and filings prior to any acquisition, which will cause additional expenses for the Company and require additional time for completion by the Company.

Regulatory Approvals

Except for providing this proxy statement, the Company is not required to comply with any federal or state regulatory requirements, or to obtain any federal or state regulatory approvals in connection with the consummation of the Transaction.

Reports, Opinions, Appraisals

In connection with the proposed Transaction, the Independent Committee retained Montauk Consulting, Inc. (“Montauk”), to provide the Company with an opinion as to the fairness of the financial terms of the proposed Transaction to the Noninterested Stockholders of the Company (previously defined as the “Fairness Opinion”).

The Chairman of Montauk, Colman Abbe, is a certified public accountant who has been engaged in investment banking for over 30 years and has provided valuations and fairness reviews on numerous occasions, as well as testimony in more than 70 securities cases in state and federal court in support of such valuations and reviews for a number of Fortune 500 companies. The Independent Committee engaged Montauk based upon the reputation and expertise of its Chairman and Managing Director, Colman Abbe.

Montauk, its Chairman, Colman Abbe, and its affiliates have had no material relationship with the Company, the Purchaser or any of their affiliates during the past two years and no material relationship was ever contemplated. The Company, Purchaser and their affiliates have not compensated Montauk, its Chairman or any of their affiliates for any matter other than the preparation of the Fairness Opinion in the past two years.

On December 15, 2005, Montauk issued the Fairness Opinion, which indicated that the Transaction was eminently fair to the Noninterested Stockholders of the Company. Montauk has informed the Company that it used the word “eminently” to indicate the value of the consideration offered by the Purchaser was more than fair to the Noninterested Stockholders of the Company from a financial point of view. Montauk did not provide materials other than those attached as Exhibit C. The Board of Directors considered the expertise and experience of Montauk and relied upon the Fairness Opinion in determining that it should proceed with the Transaction.

The Fairness Opinion was only one of many factors considered by the Company in making its determination regarding the Transaction, and should not be viewed as determinative of the position of the Company with respect to the Transaction or the consideration provided for the Transaction. A detailed discussion of the additional factors considered by the Company in its evaluation of the proposed Transaction may be found in the “Background and Reasons for Engaging in the Transaction” section above.

Following is a summary of the Fairness Opinion. A copy of the Fairness Opinion and a supplemental letter from Montauk are also attached as Exhibit C:

•

Procedures Followed. Montauk undertook to evaluate the fairness of the proposed Transaction to the Noninterested Stockholders. In arriving at the Fairness Opinion, Montauk considered certain publicly available business and financial information relating to the Company. Montauk also visited the Company’s office and manufacturing facility in Farmingdale, New York. Montauk held discussions with David Hale, President of the Company, concerning the Company’s financial performance during the past three years, as shown in the Company’s Form 10KSB filings and financial results through September 30, 2005. Montauk considered the projections for the 2005 fiscal year end and the first fiscal quarter of 2006. Montauk also analyzed the trading activity of the Company’s stock. Montauk did not present its analysis to the Board.

•	Instructions and/or Limitations on Scope. Neither the Company nor the Purchaser placed limitations on the scope of Montauk’s evaluation of the proposed Transaction.

•

Valuation Methodologies. Montauk studied the proposed Transaction from numerous perspectives, including price earning ratios, book value pricing, direction of the industry and other acceptable valuation tools.

          The following are the methodologies and supporting calculations of Montauk used in its evaluation of whether the value of the proposed Transaction was fair from a financial point of view to the Noninterested Stockholders of the Company.

1) Market Value Method:

Montauk valued the 7,925,000 shares of common stock being returned to the Company based on the December 14, 2005 market price of the publicly-traded shares of the Company.

7,925,000 x $0.27 =	$2,139,750
Cash	1,500,000

Total:	$3,639,750

$3,639,750 / 10,974,435 shares remaining would have an implied value equal to $0.33 per share versus the market price of $0.27 per share. This creates a 22% premium for shares owned by the Noninterested Stockholders.

2) Net Worth Method:

Net worth of ISS at 9/30/05 as reported on Form 10-QSB of the Company was			$2,026,756
(-)	Less estimated excess inventory related to expiring government contracts	-	600,000

	Subtotal		1,426,756
(-)	Less scheduled property/equipment excess over realizable market value
		-	200,000

	Actual realized net worth		1,226,756

Price to be paid (see number 1 above) $3,639,750 equals 3 times book value.

3) Trend of Sales & Earnings:

Montauk reviewed the following sales and earnings information of the Subsidiaries as reported on Forms 10-KSB and 10-QSB of the Company for the relevant periods.

	2003	2004	9 MO – 9/30/04	9 MO. – 9/30/05

SALES	$12,693,000	$11,499,000	$9,536,000	$8,448,000
NET INCOME	$848,460	$129,479	$549,048	$100,720
PERCENT (%)	—	—	5.8%	1.2%

In reviewing this information, Montauk observed that during the preceding 11 quarters, sales and profits had consistently dropped.

Additionally, Montauk noted that over the last 25 years, the Company had purchased companies to add to the EHC product line with the following results:

Annual Sales of companies Purchased by the Company (and its predecessor companies) (5 companies)	$7,500,000
Pre-Existing EHC Sales	3,500,000

Total Sales	11,000,000

Adjusted for inflation over 25 years, Montauk determined that sales should have been $18,000,000 to 20,000,000 per year but currently EHC sales are $5,400,000, which indicates that as the Company has acquired additional products and sales, its overall sales have declined.

Montauk also took into consideration the fact that the general direction of the knob industry (EHC) currently is negative, as new products have replaced this industry’s product lines. This indicates that the knob business has consistently declined and will continue to do so for the foreseeable future. This is particularly important in light of the fact that as of December 2005, 100% of the profits of EHC and SSI have been derived solely by EHC and SSI has yet to have a profitable year after five years of operations.

4) History of Stock Trading

As of the date of the Fairness Opinion, 18,899,435 shares of common stock of the Company were issued and outstanding. During 2005, the average daily trading volume approximated 3,000 shares. This relatively low volume indicates that in the event a stockholder attempts to sell 1% of the common stock outstanding (about 190,000 shares), the market share price would likely plummet due to the lack of a market for such shares. As of March 25, 2005 there were approximately 118 holders of record but 234 beneficial owners. There are no known buyers of size and 190,000 shares would constitute 63 times the daily trading volume.

Additionally, the stock traded at lows of $.36(Q1), $.26(Q2) and $.15(Q3) during 2005.

5) Additional considerations:

Montauk also noted the following:

a.          The Purchaser has agreed to pay the Company 50% of the net income of the Subsidiaries in excess of $1,200,000 for the calendar year 2006. The estimated net income for the Subsidiaries for 2005 is $1,100,000. In the event that the net income of the Subsidiaries increases by more than $100,000 above that estimated for 2005, the Company will receive additional consideration.

b.          Pursuant to the proposed Transaction, the Company will receive 3x adjusted book value as set forth in #2 above but over 120% of book value will be paid for in cash at the time of the closing of the proposed Transaction.

c.          Purchaser is assuming a liability of over $900,000 for the bank line of credit and is also assuming the liability for certain promissory notes in favor of certain officers and/or directors of the Company in the approximate amount of $120,000.

d. The Company has not received any other offers to purchase the Subsidiaries.

e. There are no known comparable public companies and thus no comparable transactions to consider.

•	Conclusion. Montauk concluded that as of the date of the Fairness Opinion, the proposed Transaction is eminently fair from a financial point of view to the Noninterested Stockholders of the Company.

Past Contacts, Transactions or Negotiations

The Company and the Purchaser have not had negotiations, transactions or material contacts during the past two (2) years, except (i) as described herein and found in the “Background and Reasons for Engaging in the Transaction” section on page 16, (ii) with respect to the proposed Transaction described herein, and (iii) those arising in the course of the business of the Company as a result of the fact that certain members and/or managers of the Purchaser are officers, directors, and/or stockholders of the Company, as described herein. As officers and/or directors of the Company, certain members and/or managers of the Purchaser direct and manage the business of the Company and the Subsidiaries.

Effects of the Transaction on the Remaining Stockholders of the Company

18,899,435 shares of Common Stock of the Company are currently issued and outstanding. As a result of the Transaction, the Company will receive 7,925,000 shares of its Common Stock as treasury shares, $1,500,000 in cash and certain other consideration. Upon the Closing of the Transaction, 10,974,435 shares of Common Stock will be outstanding.

Following the sale of the Shares of the Subsidiaries to the Purchaser, the Company will continue as a shell corporation with no business operations, no source of revenue, no material assets other than cash in the approximate amount of $1,500,000 and expenses and other liabilities in the approximate amount of $10,000.

The Company intends to invest its resources in the acquisition of one or more operating businesses.

There can be no assurance of future successes. It should be noted that the Company may be less profitable through the investment of the proceeds of the Transaction than it would have been if it had continued its present businesses.

Option Holders

As of December 30, 2005, 790,000 options were issued and outstanding pursuant to the Stock Option and Grant Plan of the Company adopted March 17, 1998 (the “Option and Grant Plan”). These options are for the purchase of 3,950,000 shares of Common Stock.

The Stock Option and Grant Plan provides that the plan and all issued and outstanding options shall terminate upon the effectiveness of a sale of all or substantially all of the assets of the Company to another entity. Consequently, as a result of the Transaction, the Stock Option and Grant Plan will terminate on September 28, 2006, assuming stockholder approval of the Transaction. Except as provided therein, all rights of the options holders shall cease upon such termination. As set forth in the Stock Option and Grant Plan, all issued and outstanding options for shares of the Company’s Common Stock, whether or not currently exercisable, shall be exercisable for at least fifteen (15) days prior to the date of termination of the Stock Option and Grant Plan.

Additionally, at the Closing the Company will enter into agreements with Messrs. David Kassel, Andrew Franzone, and Harry Goodman terminating their stock options as of the Closing Date.

Warrant Holders

In April 1999, 1,437,500 warrants were issued in the initial public offering of the Company (“IPO Warrants”) and 1,427,400 IPO Warrants remain outstanding as of August 1, 2006. Notice of the Transaction will be issued to the holders of the IPO Warrants. The effect of the transaction on the holders of the IPO Warrants would be the same as the effect on the stockholders of the Company.

Interests of Certain Persons in the Transaction

Certain members and/or managers of the Purchaser and their spouses owned 7,925,500 shares of Common Stock of the Company, constituting approximately 41.93% of the 18,899,435 total issued and outstanding shares of Common Stock of the Company as of the Record Date. See “Security Ownership of Certain Beneficial Owners and Management.” David Kassel is the former Chief Executive Officer and a director of the Company and is a member and manager of the Purchaser. Andrew Franzone is the President of EHC and a director of the Company and is a member and manager of the Purchaser. Harry Goodman is the Vice President, Secretary and a director of the Company and is a manager of the

Purchaser. David Hale is the Chairman, President, Acting Chief Financial Officer and a director of the Company and is a member and manager of the Purchaser. Steven Sgammato is an officer of EHC and a member and manager of the Purchaser. Mark Mandel is a consultant of the Company and a member and manager of the Purchaser.

Pro Forma Selected Financial Data

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information

On May 8, 2006, as amended, the Company entered into the Stock Purchase Agreement to sell all of the outstanding shares of common stock of its three wholly owned Subsidiaries, Electronic Hardware Corp., Smart Sourcing, Inc. and Compact Disc Packaging Corp. to the Purchaser for (i) the sum of $1,500,000; (ii) 7,925,000 shares of common stock held by David Kassel, Harry Goodman, and Andrew Franzone, officers and directors of the Company and its Subsidiaries, and the wives of Messrs. Franzone and Goodman; (iii) an amount in cash equal to 50% of the net income of the Subsidiaries in excess of $1,200,000 for the period commencing on January 1, 2006 and ending on December 31, 2006.  (The net income  of the Subsidiaries was $963,120 for the fiscal year ended December 30, 2005 and $585,841 for the two quarters ended June 30, 2006.); (iv) the assumption by the Purchaser of the Company’s outstanding obligations under certain promissory notes in favor of Messrs. Kassel, Goodman and Franzone having an aggregate outstanding principal balance as of August 1, 2006 of $120,522; and (v) the assumption by the Purchaser of all other liabilities of the Company including the outstanding balance under its line of credit with Citibank, N.A. (As of August 1, 2006, the amount outstanding was $896,374).  The Purchaser is a limited liability company that was formed for the purposes of this Transaction.  Its managers and members include certain officers and directors of the Company.

The following unaudited pro forma condensed consolidated financial information gives effect to the above described proposed disposition. The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 gives effect to the disposition of assets sold and receipt of proceeds from the sale, as if the disposition occurred on that date. The following unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2006 and for the year ended December 30, 2005 reflect elimination of the sales, expenses, net loss (the six month period) and net income (the twelve month period) as if the disposition of assets, business and operations of Subsidiaries had occurred at the beginning of each period presented.  This unaudited pro forma financial information should be read in conjunction with the historical financial information of the Company in other reports and documents the Company files with the United States Securities and Exchange Commission.

INTERNATIONAL SMART SOURCING, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED  BALANCE SHEET AT JUNE 30, 2006

( UNAUDITED)

	As Reported (1)	Proforma Adjustments		Proforma Total

ASSETS
CURRENT ASSETS:
Cash and Cash equivalents	$562,699	$(562,699	) (B)	$1,500,000
		1,500,000	(A)
Accounts receivable - net of allowance for doubtful accounts of $12,536	1,616,031	(1,616,031	) (B)	—
Inventories, net	1,718,867	(1,718,867	) (B)	—
Prepaid expenses and other current assets	751,242	(751,242	) (B)	—

TOTAL CURRENT ASSETS	4,648,839	(3,148,839)		1,500,000
Property and equipment - net	150,358	(150,358	) (B)	—

	$4,799,197	$(3,299,197)		$1,500,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,346,718	$(1,346,718	) (B)	$—
Deferred revenue	112,535	(112,535	) (B)	—
Line of credit	851,374	(851,374	) (B)	—
Current portion of accrued severance	228,279	(228,279	) (B)	—
Current portion of long tem debt (including $120,522 to officers and shareholders)	120,522	(120,522	) (B)	—
Current portion capital lease obligations	3,309	(3,309	) (B)	—

TOTAL CURRENT LIABILITIES	2,662,737	(2,662,737)		—
Accrued severance - less current portion	28,261	(28,261	) (B)	—

TOTAL LIABILITIES	2,690,998	(2,690,998)		—
COMMITMENT AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred Stock, $.001 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—		—
Common Stock, $0.001 par value, 100,000,000 shares authorized, 18,899,435 issued and outstanding	18,899	—		18,899
Treasury Stock, 7,925,000 shares	—	(2,536,000	) (C)	(2,536,000)
Additional paid-in capital	8,239,495	—		8,239,495
Accumulated deficit	(6,150,195)	1,927,801	(D)	(4,222,394)

TOTAL SHAREHOLDERS’ EQUITY	2,108,199	(608,199)		1,500,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,799,197	$(3,299,197)		$1,500,000

(1) Based on the Company’s interim financial statements filed on form 10-QSB for the quarter ended June 30, 2006.

INTERNATIONAL SMART SOURCING, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE TWO QUARTERS ENDED JUNE 30, 2006

(UNAUDITED)

	As Reported (1)	Proforma Adjustments		Proforma Total

NET SALES	$7,188,571	$(7,188,571)	(E)	$—
COST OF GOODS SOLD	4,449,896	(4,449,896)	(E)	—

GROSS PROFIT	2,738,675	(2,738,675)		—

OPERATING EXPENSES
Selling	918,483	(918,483)	(E)	—
General and administrative	1,899,654	(1,524,654)	(E)	375,000	(H)

TOTAL OPERATING EXPENSES	2,818,137	(2,443,137)		375,000

LOSS FROM OPERATIONS	(79,462)	(295,538)		(375,000)
Interest income	7,908	(7,908)	(E)	—
Other income	8,104	(8,104)	(E)	—
Interest expense	(47,343)	47,343	(E)	—
Other expenses	(9,637)	9,637	(E)	—

NET LOSS	$(120,430)	$(254,570)		$(375,000)

Loss per common share:
Basic Loss Per Share	$(0.01)			$(0.03)

Diluted Loss Per Share	$(0.01)			$(0.03)

Weighted average number of common stock outstanding	18,899,435	(7,925,000)	(C)	10,974,435
Weighted average number of common stock and common stock equivalents outstanding	18,899,435	(7,925,000)	(C)	10,974,435

(1) Based on the Company’s interim financial statements filed on form 10-QSB for the two quarters ended June 30, 2006.

INTERNATIONAL SMART SOURCING, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 30, 2005

(UNAUDITED)

	As Reported (1)	Proforma Adjustments		Proforma Total

NET SALES	$12,187,621	(12,187,621)	(F)	$—
COST OF GOODS SOLD	7,523,392	(7,523,392)	(F)	—

GROSS PROFIT	4,664,229	(4,664,229)		—

OPERATING EXPENSES
Selling	1,572,696	(1,572,696)	(F)	—
General and administrative	2,735,794	(2,329,182)	(F)	406,612	(H)

TOTAL OPERATING EXPENSES	4,308,490	(3,901,878)		406,612

INCOME (LOSS) FROM OPERATIONS	355,739	(762,351)		(406,612)
Interest income	8,506	(8,506)	(F)	—
Other income	42,638	(42,638)	(F)	—
Interest expense	(85,823)	85,823	(F)	—
Other expenses	(18,470)	18,470	(F)	—

NET INCOME (LOSS)	$302,590	$(709,202)		$(406,612)

Income (Loss) per common share:
Basic Income (Loss) Per Share	$0.02			$(0.02)

Diluted Income (Loss) Per Share	$0.02			$(0.02)

Weighted average number of common stock outstanding	18,897,320	(7,925,000)	(C)	10,972,320
Weighted average number of common stock and common stock equivalents outstanding	19,024,792	(7,925,000)	(C)	10,972,320
		(127,472)	(G)

(1) Based on the Company’s audited financial statements filed on form 10-KSB for the year ended December 30, 2005.

Notes to Unaudited Pro Forma Condensed Financial Statements

Description of Pro Forma Adjustments for all periods presented

On May 8, 2006, as amended, the Company entered into the Stock Purchase Agreement to sell all of the outstanding shares of common stock of its three wholly owned Subsidiaries, Electronic Hardware Corp., Smart Sourcing, Inc. and Compact Disc Packaging Corp. to the Purchaser for (i) the sum of $1,500,000; (ii) 7,925,000 shares of common stock held by David Kassel, Harry Goodman, and Andrew Franzone, officers and directors of the Company and its Subsidiaries, and the wives of Messrs. Franzone and Goodman; (iii) an amount in cash equal to 50% of the net income of the Subsidiaries in excess of $1,200,000 for the period commencing on January 1, 2006 and ending on December 31, 2006.  (The net income  of the Subsidiaries was $963,120 for the fiscal year ended December 30, 2005 and $585,841 for the two quarters ended June 30, 2006.); (iv) the assumption by the Purchaser of the Company’s outstanding obligations under certain promissory notes in favor of Messrs. Kassel, Goodman and Franzone having an aggregate outstanding principal balance as of August 1, 2006 of $120,522; and (v) the assumption by the Purchaser of all other liabilities of the Company including the outstanding balance under its line of credit with Citibank, N.A. (As of August 1, 2006, the amount outstanding was $896,374).  The Purchaser is a limited liability company that was formed for the purposes of this Transaction.  Its managers and members include certain officers and directors of the Company.

The accompanying unaudited pro forma condensed consolidated financial information gives effect to the above described proposed disposition. The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 gives effect to the disposition of assets sold and receipt of proceeds from the sale, as if the disposition occurred on that date. The following unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2006 and for the year ended December 30, 2005 reflect elimination of the sales, expenses, net loss (the six month period) and net income (the twelve month period) as if the disposition of assets, business and operations of the Subsidiaries had occurred at the beginning of each period presented.

(A)	To record proceeds from sale of assets of the Subsidiaries

(B)

To record transfer of assets and liabilities from sale of the Subsidiaries, including accrued severance due to Mr. Kassel related to the termination of his employment agreement.  The sums due to Mr. Kassel will be assumed by the Purchaser as of the Closing of the Transaction.

(C)	To record treasury stock for return of stock from the sale of the Subsidiaries.

(D)	To record the gain resulting from the sale of the Subsidiaries.

(E)

To eliminate sales, expenses, and net loss of the Subsidiaries to be sold, including accrued severance due to Mr. Kassel related to the termination of his employment agreement.  The sums due to Mr. Kassel will be assumed by the Purchaser as of the Closing of the Transaction.

(F)	To eliminate sales, expenses, and net profit of the Subsidiaries to be sold.

(G)	To reverse the dilutive effect of common stock equivalents due to proforma loss.

(H)	These expenses include legal fees, directors’ fees, directors’ and officers’ insurance and accounting fees.

Recommendation

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE TRANSACTION AND TO APPROVE AND ADOPT THE STOCK PURCHASE AGREEMENT.

PROPOSAL 2: ELECTION OF DIRECTORS

          The Board of Directors of the Company currently consists of six members: Andrew Franzone, Harry Goodman, David Hale, David Kassel, Richard A. Peters and Michael S. Rakusin. At the 2006 Annual Meeting, five directors will be elected to serve until the 2007 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors has re-nominated Andrew Franzone, Harry Goodman, David Hale, Richard A. Peters and Michael S. Rakusin (each a “Nominee”) to serve as directors for an additional term.

          The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, in the event that the Closing of the Transaction occurs, as a condition of the Closing, Messrs. Franzone and Goodman have agreed to resign as directors of the Company, and Messrs. Hale, Rakusin and Peters will remain as the directors of the Company until the 2007 Annual Meeting of Stockholders. The remaining directors will have the authority under the bylaws of the Company to nominate and elect directors to fill the vacancies resulting from the resignations of Messrs. Franzone and Goodman.

          If any Nominee is unable to accept election, the proxies will be voted in favor of the election of such other person or persons as the Board of Directors may recommend. The Board of Directors will consider a Nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company’s By-laws (the “By-laws”). See “Other Matters-Stockholder Proposals” for a summary of these requirements.

Recommendation

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO ELECT MESSRS. FRANZONE, GOODMAN, HALE, PETERS, AND RAKUSIN AS DIRECTORS OF THE COMPANY.

INFORMATION REGARDING THE DIRECTORS/NOMINEES

The names, ages, and a description of the business experience, principal occupation and past employment during the last five years for each of the Nominees and each of the directors for the previous fiscal year are set forth below.

Name	Age	Position

David Kassel (1)	70	Director

Andrew Franzone	68	President of EHC, Director

Harry Goodman	79	Vice President and Secretary, Director

David Hale	60	Chairman, President, Chief Operating Office, Acting Chief Financial Officer, Director

Richard A. Peters (2)(3)(4)(5)	68	Director

Michael S. Rakusin (2)(3)(4)(5)	50	Director

(1) Outgoing Director Not Renominated.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Nominating Committee.
(5) Member of the Independent Committee.

Director Nominees

Andrew Franzone currently serves as President of EHC. Mr. Franzone also served as President and Chief Executive Officer of the Company from 1987 through May 2001. Mr. Franzone served as President of Allen Field Company, Inc. (“AFC”) from 1984 until 2001, and served as Chairman of the Board of Directors and President of Ackerman Bodnar Corp., a manufacturer of interior aircraft lighting, from 1974 through 1983. Mr. Franzone is a manager and stockholder of Rencol Acquisitions, LLC, a holding company which owns a knobs, handles, and hand wheels manufacturing company located in the United Kingdom. Mr. Franzone is also a member and manager of ISSI Holdings LLC, the Purchaser in the Transaction. As a condition of the Closing of the Transaction, Mr. Franzone will resign from the Board of Directors of the Company upon the Closing.

Harry Goodman has served as Vice President of EHC since 1986. Mr. Goodman served as President of EHC from 1976 to 1986 and began working as an officer of EHC in 1970. Mr. Goodman has also been a partner at K&G Realty Associates since 1978. Mr. Goodman has served as an officer of AFC since 1984. Mr. Goodman has served as an officer of Memory Protection Devices, Inc. since 1987. Mr. Goodman is also a manager of ISSI Holdings LLC, the Purchaser in the Transaction. As a condition of the Closing of the Transaction, Mr. Goodman will resign from the Board of Directors of the Company upon the Closing.

David Hale assumed his duties as President and Chief Operating Officer of the Company in April 2002. Mr. Hale commenced employment at the Company in October 1999 as Director of Operations and became Chief Operating Officer in May 2001. Mr. Hale became Chairman of the Company in 2005. Mr. Hale is a manager and stockholder of Rencol Acquisitions, LLC, a holding company which owns a knobs, handles, and hand wheels manufacturer located in the United Kingdom. Mr. Hale is also a member and manager of ISSI Holdings LLC, the Purchaser in the Transaction. Mr. Hale will remain as an officer and director of the Company as well as a full-time employee of the Purchaser for an interim period of time after the Closing of the Transaction.

Richard A. Peters has over forty years of experience in business, development, marketing and management consulting. His product areas of expertise include data storage, telecommunications, computer graphics and software. Mr. Peters was the Vice President of World Wide Channel Marketing at Quantum Corporation in Milpitas, California from April 1998 until his retirement in February 2001. Mr. Peters lived and worked in Asia, Europe and South America for twelve years. He led acquisition teams, strategic partnerships and product introductions.

Michael S. Rakusin is the President of 54 Pearl Street Associates, a restaurant management holding company. Mr. Rakusin is also a certified public accountant and currently maintains an active accounting and tax practice. He also has extensive experience as a builder of single family homes. Mr. Rakusin previously served as Chief Executive Officer of Echo Springs Water Co., Inc., a distributor of bottled water.

Outgoing Directors

David L. Kassel founded EHC and has served as Chairman of EHC since 1975. He also served as President of CDP from 1995 until 2006. From 2002 until 2006, Mr. Kassel was the Chief Executive Officer of the Company. From 1983 until 1995, he was Chairman of the Board of Directors of American Safety Closure Corp., a company engaged in the manufacturing of bottle caps. Mr. Kassel has been the Chairman and principal stockholder of AFC since 1984. Mr. Kassel has been the Chairman of Memory Protection Devices, Inc., a company engaged in the manufacturing of devices for the protection of computer memory, since 1987. Mr. Kassel has been a partner in K&G Realty Associates, a privately held real estate company, since 1978. Mr. Kassel is a manager and stockholder of Rencol Acquisitions, LLC, a holding company which owns a knobs, handles, and hand wheels manufacturer located in the United Kingdom. Mr. Kassel is also a member and manager of ISSI Holdings LLC, the Purchaser in the Transaction.

CORPORATE GOVERNANCE

Meetings of the Board

During fiscal 2005, the Board of Directors of the Company met three (3) times in person and conducted business via unanimous written consent on seven (7) other occasions. During fiscal 2005 each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such director served on the Board of Directors) and (ii) the total number of meetings of all committees of the Board of Directors on which such director served (during the periods for which such director served on such committee or committees).

The Nominating and Corporate Governance Committee met by unanimous written consent for the purpose of reviewing candidates for the directorships to be voted on at the Annual Meeting.

Board Committees

The Board of Directors of the Company has established a compensation committee (the “Compensation Committee”), an audit committee (the “Audit Committee”), and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”).

The Compensation Committee. The Compensation Committee consists of David L. Kassel and two independent directors, Richard Peters and Michael Rakusin. The Board of Directors has determined Mr. Peters and Mr. Rakusin to be independent under the new listing standards adopted by the Securities and Exchange Commission and the National Association of Securities Dealers. The Compensation Committee determines the salaries and bonuses of the Company’s executive officers. The Compensation Committee also administers the Company’s Stock Option and Grant Plan.

The Audit Committee. Mr. Peters and Mr. Rakusin serve as members of the Audit Committee. The Audit Committee has the responsibilities set forth in the Audit Committee Charter, including appointing the auditors, preapproving all auditing services, reviewing the audited financial statements and other financial disclosures, and overseeing the accounting and audit functions of the Company. The Audit Committee reports its findings to the Board of Directors. See “Report of the Audit Committee.” The Audit Committee Charter is attached as Exhibit D hereto.

Nominating and Corporate Governance Committee. The members of the Nominating Committee are Richard Peters, and Michael Rakusin. The Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors. The Nominating Committee is also responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board of Directors and its committees are functioning effectively.

The Nominating Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominee recommendations made by directors, management and stockholders. The Nominating Committee has not established specific minimum qualifications for recommended nominees. However, as a matter of practice, the Nominating Committee does evaluate recommended nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience, and their ability to represent and act on behalf of all stockholders, as well as the needs of the Board of Directors. In general, the Nominating Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board. The Nomination and Corporate Governance Committee Charter can be found as Exhibit E hereto.

For the 2007 Annual Meeting, the Nominating Committee will consider stockholder recommendations for director nominees that are submitted to our corporate secretary by January 12, 2007. Stockholder nominations must be in writing and should include sufficient biographical and business experience information about the nominee so that the Nominating Committee can evaluate the nominee based on its selection criteria.

Code of Business Conduct and Ethics. The Board of Directors has also adopted a Code of Business Conduct and Ethics, which can be found as Exhibit F hereto.

Independent Committee

The members of the Independent Committee are Richard Peters and Michael Rakusin. The Independent Committee is responsible for negotiating and making recommendations to the Board of Directors regarding possible offers to purchase the Company.

Compensation of Directors

Directors of the Company who are also employees receive no additional compensation for their service as directors. Non employee Directors of the Company receive a fee of $ 500 a month for serving on the Board of Directors and reimbursement of reasonable expenses incurred in attending meetings.

Information Regarding Executive Officers

The names, ages and positions of each of the executive officers of the Company, as well as a description of their business experience and past employment, are as set forth below:

Name	Age	Position

David L. Kassel	70	Former Chief Executive Officer

David Hale	60	Chairman, President and Chief Operating Officer, Acting Chief Financial Officer

Andrew Franzone	68	President of EHC, Director

Harry Goodman	79	Vice President and Secretary, Director

For biographical information regarding Messrs. Franzone, Kassel, Goodman and Hale see “Information Regarding the Directors/Nominees.”

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and the Company’s Standards of Business Conduct. The Company’s management has primary responsibility for preparing the Company’s financial statements. The Audit Committee met a total of two times during the fiscal year ended December 30, 2005.

In this regard, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.
2.	The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards Number 61 (U.S. Auditing Standard, AU 380).
3.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by professional standards, to confirm that they are independent accountants within the meaning of the Securities Act administered by the Securities and Exchange Commission and the requirements of the Public Company Accounting Oversight Board.

4.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 30, 2005, for filing with the Securities and Exchange Commission.

Audit Committee,

RICHARD A. PETERS
MICHAEL S. RAKUSIN

Audit Firm Fee Summary

During Fiscal Years ended December 30, 2005 and December 30, 2004, the Company retained Marcum Kliegman LLP to provide services in the categories and amounts listed below.

The Audit Committee of the Company preapproved all of the audit fees and other related fees for Fiscal Years 2005 and 2004 in accordance with the procedures established by the Audit Committee in its charter.

Audit Fees

Marcum Kliegman LLP billed the Company an aggregate of approximately $130,000 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year and financial statements included in each of the Company’s Quarterly Reports on Form 10-QSB during the fiscal year ended December 30, 2005. Marcum Kliegman LLP billed the Company an aggregate of approximately $91,225 in fees for professional services rendered in connection with the audit of the Company’s financial statements for fiscal year 2004 and financial statements included in each of the Company’s Quarterly Reports on Form 10-QSB during the fiscal year ended December 31, 2004.

Audit Related Fees

The Company did not engage Marcum Kliegman LLP for any audit related services for the fiscal years ending December 30, 2005 or December 31, 2004 except for those set forth above in the section entitled “Audit Fees”.

Tax Fees

The Company did not engage Marcum Kliegman LLP for professional services relating to tax compliance, tax advice, or tax planning for the fiscal years ending December 30, 2005 or December 31, 2004.

Financial Information Systems Design and Implementation Fees

The Company did not engage Marcum Kliegman LLP for professional services relating to financial information systems design and implementation for the fiscal years ending December 30, 2005 or December 31, 2004.

All Other Fees

The Company did not engage Marcum Kliegman LLP for professional services related to consulting services or any other services not already mentioned above for the fiscal years ending December 30, 2005 or December 31, 2004.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth as of August 1, 2006 certain information regarding the beneficial ownership of Common Stock by (i) each person or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each executive officer of the Company, (iii) each director and Nominee and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws, where applicable. Beneficial ownership is determined under the rules of the SEC and includes any shares which the person has the right to acquire within 60 days after August 1, 2006 through the exercise of any stock option or other right.

Title of Class	Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Owned(1)

Common	David Kassel	5,295,000 (2)	26.64
Common	Andrew Franzone	3,095,000 (3)(4)	15.58
Common	Harry Goodman	1,570,000 (5)(6)	6.54
Common	David Hale	685,500 (7)	2.27
Common	Richard Peters	75,000 (8)	(10)
Common	Michael Rakusin	75,000 (9)	(10)
Common	H.T. Ardinger, Jr.	5,668,920 (11)	17.89
Common	Donald E. Adams	1,063,500 (12)	5.63
Common	Group of Members/Managers/Spouses of ISSI Holdings LLC	10,645,500	49.93
Common	All directors and executives as a group	10,795,500	49.59

(1)

The percentage of class is calculated assuming that the beneficial owner has exercised any options or other rights to subscribe which are currently exercisable within sixty (60) days and that no other options or rights or warrants to subscribe have been exercised by anyone else.

(2)	Includes 970,000 common shares subject to stock options exercisable within 60 days of August 1, 2006.
(3)	Includes 500,000 shares owned by wife, of which beneficial ownership is disclaimed.
(4)	Includes 970,000 common shares subject to stock options exercisable within 60 days of August 1, 2006.
(5)	Includes 375,000 shares owned by wife, of which beneficial ownership is disclaimed.
(6)	Includes 95,000 common shares subject to stock options exercisable within 60 days of August 1, 2006.
(7)	Includes 685,000 common shares subject to stock options exercisable within 60 days of August 1, 2006.
(8)	Includes 75,000 common shares subject to stock options exercisable within 60 days of August 1, 2006.
(9)	Includes 75,000 common shares subject to stock options exercisable within 60 days of August 1, 2006.
(10)	Less than One (1%) Percent.
(11)	Number of Shares as set forth on the Form 3 filed on October 29, 2004 (as adjusted to account for the stock dividend on December 10, 2004).
(12)	Number of Shares as set forth on the Form SC 13G filed on March 13, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE TRANSACTION

The Following Table Sets Forth Information Concerning The Issued And Outstanding Common Stock Of The Company As Shall Be Beneficially Owned Following The Transactionby (i) each person or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, (ii) each executive officer of the Company, and (iii) each director of the Company and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of Common Stock of the Company shown as beneficially owned, subject to community property laws, where applicable. Beneficial ownership is determined under the rules of the SEC and includes any shares which the person has the right to acquire within 60 days after August 1, 2006.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Owned

David Kassel	0	0
Andrew Franzone	0	0
Harry Goodman	0	0
David Hale Chairman, President, Acting CFO, Director	500	(1)
Richard Peters Director	0	0
Michael Rakusin Director	0	0
H.T. Ardinger and Son Company	5,668,920	51.66
Donald E. Adams	1,063,500	9.69
Group of Members/Managers/Spouses of ISSI Holdings LLC	500	(1)
All directors and executives as a group	500	(1)

(1) Less than one percent (1%).

Executive Compensation

Summary Compensation Table. The following table sets forth cash compensation paid or accrued during the indicated periods to the Company’s Chief Executive Officer and the Company’s other Executive Officers whose total salary and bonus exceeded $100,000 during Fiscal 2005 (collectively, the “Named Executive Officers”). No other Executive Officers received compensation in excess of $100,000 during the year ended December 30, 2005.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

Name and Principal Positions	Fiscal Year	Salary in Dollars	Bonus in Dollars	Other annual compensation	Restricted stock award(s)	Securities Underlying Options/ SARs	LTIP pay-outs	All Other Compensation

David Kassel	2005	205,200	25,000	14,296	0	0	0	0
Former Chief Executive Officer	2004	181,309	0	41,884	0	400,000	0	0
	2003	111,777	50,000	63,400	0	—	0	0
Andrew Franzone	2005	197,685	25,000	28,206	0	0	0	0
President of EHC	2004	184,860	0	28,757	0	400,000	0	0
	2003	153,567	50,000	21,942	0	—	0	0
Harry Goodman (1)	2005	32,240	0	20,448	0	0	0	0
Executive Vice President	2004	35,390	0	26,048	0	—	0	0
and Secretary	2003	29,410	—	64,500	0	—	0	0
David Hale	2005	157,650	25,000	19,008	0	0	0	0
President and	2004	140,500	0	19,008	0	400,000	0	0
Chief Operating Officer	2003	110,824	50,000	17,800	0	—	0	0

(1)	This Officer agreed to accept the amounts indicated as payment in full and agreed to waive any conflicting provisions in his employment agreement.

Year-End Option Holdings. The following table sets forth the value of options held at the end of Fiscal 2005 by the Named Executive Officers. None of the Named Executive Officers exercised any options during Fiscal 2005.

FISCAL 2005 YEAR-END OPTION VALUES

	Shares Acquired on Exercise (No.)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End	Value of Unexercised in-the-Money Options at Fiscal Year-End

Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable (1)

David Kassel	0	0	970,000/0	310,400/0
Andrew Franzone	0	0	970,000/0	310,400/0
Harry Goodman	0	0	95,000/0	30,400/0
David Hale	0	0	685,000/0	219,200/0
Richard Peters	0	0	75,000/0	24,000/0
Michael Rakusin	0	0	75,000/0	24,000/0

(1)	Based on $.32 per share, the price of the last reported trade of the Common Stock on the Nasdaq Bulletin Board Market on December 30, 2005.

Employment Agreements

The Company entered into executive employment agreements as of March 15, 1998 with Andrew Franzone, David Kassel and Harry Goodman (each an “Executive”). The term of each of the employment agreements ends March 2, 2008 (the “Term”). The annual base salaries of Messrs. Franzone, Kassel and Goodman under their employment agreements are $125,000, $100,000 and $100,000, respectively, with annual salary adjustments equal to the greater of 5% or the increase in the Consumer Price Index.

Each Executive is entitled to fringe benefits and an annual bonus to be determined by the Compensation Committee of the Board of Directors. Each Executive can be terminated for cause (as defined in the employment agreements) with all future compensation ceasing. If the Executive dies during the Term or is unable to competently and continuously perform the duties assigned to him because of ill health or other disability (as defined in the employment agreements), the Executive or the Executive’s estate or beneficiaries shall be entitled to full compensation for three years following the date thereof. If the executive is terminated without cause, the executive shall be entitled to full compensation for the remainder of the Term. If the Executive resigns, his compensation ceases as of the date of his resignation. During the period of employment and for two years thereafter the Executives are prohibited from competing with the Company; provided, however, that the Executives may provide services to other noncompeting businesses. In order for a restrictive covenant to be enforceable under applicable state law, the covenant must be limited in terms of scope and duration. While the Company believes that the covenants in the employment contracts are enforceable, there can be no assurance that a court will declare them enforceable under particular circumstances.

Mr. Kassel’s employment was terminated without cause on February 24, 2006. As a result, he is entitled to full compensation for the remainder of the Term. The obligations under Mr. Kassel’s employment agreement will be terminated upon Closing.

As a condition to the Closing of the Transaction, Messrs. Franzone, Goodman and Sgammato will resign from their positions with the Company. As a result, the obligations under the employment agreements of Messrs. Franzone, Sgammato and Goodman will be terminated at the Closing and Messrs. Kassel, Franzone, Hale and Sgammato will enter into new employment agreements with the Purchaser providing for the payment of base salary to each such person in an amount substantially similar to such person’s existing salary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Leases

EHC leases its facility in Farmingdale, New York from K&G Realty Associates (“K&G”), a partnership owned by David L. Kassel and Harry Goodman, both officers and directors of the Company. The term of the lease agreement has been extended until December 31, 2010. The annual rent is currently approximately $206,000, with increases equal to the greater of the increase in the Consumer Price Index or 5%. Pursuant to a rider of the lease agreement dated as of March 1, 1998, EHC pays as additional rent, any and all real property taxes for the demised premises in excess of $26,000 per annum. In 2005, the taxes were approximately $46,000. Pursuant to the terms of a mortgage agreement dated November 28, 1995, K&G assigned all rents due from EHC to the Long Island Commercial Bank. K & G Realty refinanced its mortgage agreement with Long Island Commercial Bank and as a result, EHC is no longer a guarantor of the mortgage loan. The Company believes that the terms of its lease with K & G Realty are no less favorable to the Company than would be available in a lease with an unrelated party.

Officer Loans

Messrs. Kassel, Goodman and Franzone advanced or arranged for the advance of funds to the Company for working capital. The sums advanced by Mr. Kassel are represented by the following three notes: (i) a demand negotiable promissory note, dated May 31, 2000, from the Company in favor of David Kassel in the principal amount of $50,000, bearing interest at 10% per annum, (ii) a demand negotiable promissory note dated August 17, 2000 from the Company in favor of David Kassel in the principal amount of $50,000, bearing interest at 10% per annum and (iii) a demand negotiable promissory note dated August 26, 2002 from the Company in favor of David Kassel in the principal amount of $50,000, bearing interest at 10% per annum.

The sums advanced by Mr. Goodman are represented by the following three notes: (i) a demand negotiable promissory note, dated May 31, 2000, from the Company in favor of Mr. Goodman in the principal amount of $50,000, bearing interest at 10% per annum, (ii) a demand negotiable promissory note dated August 10, 2000, from the Company in favor of Harry Goodman in the principal amount of $50,000, bearing interest at 10% per annum and (iii) a demand negotiable promissory note, dated July 2, 2002, from the Company in favor of Mr. Goodman in the principal amount of $50,000, bearing interest at 10% per annum.

The sums advanced by Mr. Franzone are represented by a demand negotiable promissory note, dated July 2, 2002, from the Company in favor of Mr. Franzone in the principal amount of $50,000, bearing interest at 10% per annum.

At the present time, $120,522 remains outstanding to Messrs. Kassel, Goodman and Franzone collectively. Upon the closing of the Transaction, the Purchaser would assume the loans and the Company would be discharged from its obligations under the loans.

Affiliated Transactions

Allen Field Company

EHC and AFC have entered into an engineering consulting and services agreement with the Company on a fee for service basis. The terms of such agreement have expired but EHC and AFC have continued to operate under the terms of the Agreement. Under the agreement, (a) EHC has the exclusive right to manufacture or contract for the manufacturing of certain AFC products on a time and materials basis, and (b) EHC will not develop products in the following lines other than for AFC: (i) point of sale display items; and (ii) cabinet and furniture plastic hardware. The Company believes the terms and consideration of this agreement are no less favorable to the Company than agreements with similar unrelated third party companies. The President of AFC, Andrew Franzone Jr., is the son of the President of EHC. The shares of AFC are owned by Messrs. Kassel, Franzone and Goodman.

The Company recorded sales to AFC during the years ended December 30, 2005 and December 31, 2004 of $730,000 and $557,000, respectively. Gross profit on such sales was approximately $53,000 and $65,000 for the years ended December 30, 2005 and December 31, 2004, respectively. Accounts receivable from AFC was approximately $87,000 at December 30, 2005.

Rencol Acquisitions, LLC

Messrs. Kassel, Hale, Franzone, Mandel (a consultant to the Company) and certain other unrelated parties are owners and managers of Rencol Acquisitions, LLC, a limited liability company which purchased Ray Engineering Company Limited (“Rencol”) in February 2005. Rencol is a knob, handle and hand wheel manufacturer located in Bristol, United Kingdom.

The Company’s EHC subsidiary is now the exclusive distributor of Rencol products in North America and Rencol is a distributor of EHC products. Rencol Acquisitions, LLC is a customer of the Company on the same terms and conditions as other customers of the Company.

ISSI Holdings LLC

Additionally, Messrs. Franzone, Kassel, Mandel, Sgammato and Hale are members of ISSI Holdings LLC, the Purchaser in the Transaction and Messrs. Franzone, Goodman, Kassel, Hale and Sgammato are managers of ISSI Holdings LLC.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of such reports provided to the Company and written representations that no other reports were required during, or with respect to, Fiscal 2005, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been satisfied with the exception of the following filings which were filed late:

On June 29, 2005, David Kassel disclosed on Form 4 that he purchased 500,000 shares of Common Stock of the Company.

On July 11, 2005, Harry Goodman disclosed on Form 4 that he sold 500,000 shares of Common Stock of the Company.

Independent Registered Public Accountants

The accounting firm of Marcum & Kliegman LLP served as the Company’s independent registered public accountants during fiscal years 2005 and 2004, and is expected to continue to do so for the remainder of fiscal year 2006.

A representative of Marcum & Kliegman LLP is expected to be present at the Annual Meeting, such representative will be given an opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company prior to the Closing of the Transaction. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company may also reimburse brokers, banks, nominees, and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of Common Stock.

Dissenters’ Rights of Appraisal

Stockholders have no rights to appraisal of their shares of International Smart Sourcing, Inc. Common Stock under Delaware law or the Company’s certificate of incorporation in connection with the matters discussed in this Proxy.

Stockholder Proposals

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company’s 2007 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before January 12, 2007 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company’s 2007 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company at least sixty (60) days prior to the date of such meeting, but no more than ninety (90) days prior to the date of such meeting, together with all supporting documentation required by the By-laws; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of such meeting is given or made to stockholders, stockholder proposals must be received, together with all required supporting documentation, not later than the close of business on the tenth day following the date on which such notice or public disclosure of the date of the annual meeting is first made.

Financial Data

Reports Incorporated by Reference

The Company’s Annual Report on Form 10-KSB, including audited consolidated financial statements for the year ended December 30, 2005, was filed with the SEC on March 29, 2006 and is incorporated by reference in this Proxy Statement.

The Company’s Quarterly Report on Form 10-QSB, including unaudited interim financial statements for the three month period ended March 31, 2006, was filed with the SEC on May 15, 2006 and is incorporated by reference in this Proxy Statement.

The Company’s Quarterly Report on Form 10-QSB, including unaudited interim financial statements for the three month period ended June 30, 2006, was filed with the SEC on August 14, 2006 and is incorporated by reference in this Proxy Statement.

Where You Can Find More Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that it files with the SEC at the SEC’s public reference room, 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov.

You should rely only on the information contained in, or incorporated by reference to this Proxy Statement. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than August 29, 2006 or such earlier date as is expressly set forth herein.

Other Matters

The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 30, 2005 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 2006, AND A COPY OF THE COMPANY’S QUARTERLY REPORT ON FORM 10-QSB FOR THE PERIOD ENDED JUNE 30, 2006 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2006 ARE PROVIDED HEREWITH AND WILL BE PROVIDED WITHOUT CHARGE TO

ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO DAVID HALE, PRESIDENT, INTERNATIONAL SMART SOURCING, INC., 320 BROAD HOLLOW ROAD, FARMINGDALE, NEW YORK 11735.

INTERNATIONAL SMART SOURCING, INC.
320 BROAD HOLLOW ROAD
FARMINGDALE, NEW YORK 11735

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Hale and Andrew Franzone, and each of them, proxies with full power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of International Smart Sourcing, Inc. (the “Company”), to be held at Koerner Silberberg LLP, 112 Madison Avenue, 3rd Floor, New York, New York on September 28, 2006 at 1 p.m., New York time, and at any adjournments or postponements thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting and any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledge receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and the 2005 Annual Report to Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO INSTRUCTION IS INDICATED WITH RESPECT TO THE PROPOSALS BELOW, THE UNDERSIGNED’S VOTES WILL BE CAST “FOR” EACH OF SUCH MATTERS. THE UNDERSIGNED’S VOTES WILL BE CAST IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1.

Proposal to approve the sale of all of the capital stock of the Company’s three wholly-owned subsidiaries, Electronic Hardware Corp., Smart Sourcing, Inc. and Compact Disc Packaging Corp., to ISSI Holdings LLC and to adopt and approve the Stock Purchase Agreement dated May 8, 2006, as amended, by and between International Smart Sourcing, Inc. and ISSI Holdings LLC.

☐	For	☐	Against	☐	Abstain

2.

Proposal to elect Andrew Franzone, Harry Goodman, David Hale, Richard A. Peters and Michael S. Rakusin as Directors of the Company, each for a one year term to continue until the 2007 Annual Meeting of Stockholders and until the successor of each is duly elected and qualified.

☐	For All	☐	Withheld from All

☐	Withheld as to the Nominee Noted Above

3.	To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Dated: _________

Signature:

Name:

Signature (if held jointly):

Name (if held jointly):

NOTE:	Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title of such.

EXHIBIT A
INTERNATIONAL SMART SOURCING, INC.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (together with the schedules hereto) (this “Agreement”) is entered into by and between International Smart Sourcing, Inc., a Delaware corporation having its principal place of business at 320 Broad Hollow Road, Farmingdale, New York 11735 (the “Seller” or “ISS”) and ISSI Holdings LLC, a Delaware limited liability company having its principal place of business at 320 Broad Hollow Road, Farmingdale, New York 11735 (the “Purchaser”).

RECITALS

WHEREAS, the Seller owns and operates Electronic Hardware Corp., a New York corporation which manufactures and distributes plastic knobs (“EHC”);

WHEREAS, the Seller owns and operates Smart Sourcing, Inc., a Delaware corporation which outsources products to China (“SSI”);

WHEREAS, the Seller owns and operates Compact Disc Packaging Corp., a New York corporation which is currently inactive (“CDP”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire all the shares of common stock (the “Shares”) of EHC, SSI and CDP (the “Companies”) in exchange for 7,925,000 shares of common stock of the Seller currently owned by the Purchaser or by certain members or managers of the Purchaser and their wives, the sum of One Million Five Hundred Thousand ($1,500,000) Dollars in cash and certain other consideration as set forth herein (the “Transaction”);

WHEREAS, the Board of Directors of the Seller, has determined that the Transaction is advisable and in the best interest of the Seller and its stockholders (other than stockholders affiliated with the Purchaser) and has approved the Transaction; and

WHEREAS, certain stockholders of the Seller, contemporaneously with the execution of this Agreement, have entered into a Voting Agreement in substantially the form set forth in Exhibit A to this Agreement (the “Voting Agreement”) pursuant to which such stockholders have agreed, among other things, to vote in favor of the approval and adoption of this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

1.	PURCHASE OF THE SHARES

1.1

Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller agrees to sell, transfer and convey to the Purchaser, and the Purchaser agrees to purchase all the right, title and interest of the Seller in the Shares for the Purchase Price (as defined below).

1.2

Purchase Price. In consideration for the sale of the Shares and subject to the terms and conditions hereinafter set forth, the Purchaser agrees to pay to the Seller the following (collectively, the “Purchase Price”):

(a)

Deposit. Upon the signature of this Agreement, the Purchaser shall pay to the Seller the sum of Fifty Thousand ($50,000) Dollars in cash (the “Deposit”). The Deposit will be nonrefundable; provided, that if this Agreement is terminated by the Purchaser pursuant to Section 11.1(a)(i), Section 11.1(a)(ii), Section 11.1(a)(iv) or by the Seller pursuant to Section 11.1.(a)(v), the Seller shall, within two business days of such termination, refund the Deposit by wire transfer to an account designated by the Purchaser.

		(b)	Consideration at Closing. At the Closing, the Purchaser shall pay or deliver to the Seller the following:

			(i)	One Million Four Hundred Fifty Thousand ($1,450,000) Dollars, payable in cash (the “Cash Purchase Price”);

			(ii)	7,925,000 shares of outstanding common stock of the Seller (the “ISS Shares”); and

(iii)

Assumption by the Purchaser of the outstanding obligations under certain promissory notes of the Seller in favor of certain members or managers of the Purchaser as set forth on Schedule 1.2.2 (the “Promissory Notes”).

		(c)	Post Closing Consideration. In addition to the sums payable pursuant to Sections 1.2.1 and 1.2.2, the Purchaser shall pay to the Seller an amount equal to:

(i)

Fifty Percent (50%) of the annual Net Income (as defined herein) of the Companies in excess of One Million Two Hundred Thousand Dollars ($1,200,000), for the period commencing on January 1, 2006 and ending December 31, 2006 (the “Payment Period”), on the terms and conditions set forth in this Section 1.2.3 (such payment the “Earn-out Payment”).

(ii)

“Net Income” shall mean the net income of the Companies for the Payment Period as determined in accordance with generally accepted accounting principles (“GAAP”), consistently applied and consistent with past practice of the Seller prior to the Transaction, provided however, that Net Income shall not be reduced as a result of any extraordinary transactions or any transactions which are inconsistent with historical past practice between or among the Companies, the Purchaser, its members and any of their respective affiliates.

(iii)

On or before March 31, 2007, the chief financial officer of the Purchaser shall deliver the following to the Seller: (i) audited financial statements of the Companies for the fiscal year ended December 31, 2006 and (ii) a written statement from the chief financial officer certifying the Net Income and the Earn-out Payment amounts (the “Earn-out Payment Statement”) for the Payment Period.

(iv)

If the Seller disputes the Purchaser’s calculation of the Earn-out Payment, it shall so notify the Purchaser in writing within sixty (60) days after receipt of the Earn-out Payment Statement (“Notice of Dispute”). The Purchaser shall make its books and records of account reasonably available to the Seller solely for use in verifying and calculating the Earn-out Payment amounts. Failure by the Seller to provide the Purchaser a Notice of Dispute within sixty (60) days shall be deemed acceptance by the Seller of the Purchaser’s calculation. If the Seller does not dispute the Purchaser’s calculation or earlier accepts the Purchaser’s calculation in writing, then the Purchaser shall promptly remit the Earn-out Payment into such account as the Seller shall direct.

(v)

If the Seller provides a Notice of Dispute to the Purchaser within sixty (60) days, then the Purchaser and the Seller shall have thirty (30) days to negotiate in good faith to resolve the dispute. If such parties do not reach a mutual resolution from such negotiations, the Purchaser and the Seller shall then submit the matter to an accounting firm mutually selected by the parties (the “Accountant”), who shall calculate the Earn-out Payment as described in this Section 1.2.3. The Accountant shall be given reasonable access to available records to calculate the Earn-out Payment. The Accountant shall submit its written proposed calculation of the Earn-out Payment to the parties simultaneously within thirty (30) days. Each of the Purchaser and the Seller shall have twenty (20) days thereafter to submit to each other and the Accountant written comments on such calculation and an additional fifteen (15) days to similarly submit to each other and the Accountant written rebuttal comments to each other’s initial comments. Within fifteen (15) days after the rebuttal comment period, the Accountant shall submit its final determination of the calculation of the Earn-out Payment to each of the Purchaser and the Seller, which shall be final and binding on the parties hereto, and after which the Purchaser shall promptly remit to the Seller the Earn-out Payment amount as so calculated. Each of the Purchaser and the Seller shall bear that percentage of the fees and expenses of the Accountant equal to the proportion of the dollar value of the disputed amount of the Earn-out Payment determined in favor of the other party.

(vi)

In the event that, after the date of this Agreement, the Companies are merged (or otherwise consolidated into the Purchaser, or any direct or indirect subsidiary of the Purchaser (any such entity a “Merger Affiliate”) such that the Companies are not the surviving corporations under applicable law, the Earn-out Payment shall be calculated with respect to the business and operations conducted by the Companies without reference to the business and operations of the Merger Affiliate. For purposes of calculating the Earn-out Payment payable to the Seller after a merger or other consolidation by the Companies and a Merger Affiliate, the Purchaser shall cause such Merger Affiliate to (i) conduct the Companies’ former businesses and operations as divisions of the Merger Affiliate and (ii) maintain separate and distinct financial reporting systems as are necessary to accurately calculate the Earn-out Payment.

(vii)

Except as otherwise expressly agreed to by the Seller and the Purchaser, the Earn-out Payment shall only be payable with respect to the business and operations currently conducted by the Companies and without reference to any other entity hereafter merged into or otherwise consolidated with the Companies. In the event that the Purchaser causes any entity to merge or otherwise consolidate into the Companies such that the Companies are the surviving corporations under applicable law, the Company shall maintain such financial reporting systems as are necessary to accurately calculate the Earn-out Payment.

2.	CLOSING

2.1

Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Koerner, Silberberg & Weiner, LLP, New York, New York, on June 30, 2006, provided that all conditions to Closing as set forth herein shall have been satisfied or waived, or at such other time and date as the Purchaser and the Seller may mutually agree, which date shall be referred to as the “Closing Date.”

	2.2	Seller’s Deliveries at the Closing. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

		(a)	Stock certificates, together with stock powers executed in blank or other duly executed instruments of transfer, representing the Shares;

		(b)	The stock books, stock ledgers and minute books of the Companies;

		(c)	Certified copies of resolutions, duly adopted by the Board of Directors of the Seller, which shall be in full force and effect at the time of the

Closing, authorizing the execution, delivery and performance by the Seller of this Agreement and the applicable documents, agreements, instruments and certificates executed and delivered by the parties as may be necessary or reasonably requested to effect the Transaction and to evidence the satisfaction of the conditions precedent to the obligations of the parties hereto (except to the extent waived in writing by the appropriate party or parties), including without limitation each other agreement necessary for the arrangements ancillary to, but a part of, the Transaction (the “Ancillary Agreements”) and the consummation of the transactions contemplated hereby and thereby;

	(d)	A duly executed certificate in the form specified by Treasury Regulations Section 1.1445-2(b)(2);

(e)

A Certificate of David Hale, Chairman and President of the Seller, certifying as to the accuracy and truthfulness of the representations and warranties of the Seller set forth in Article 3, dated as of on the Closing Date;

	(f)	A Certificate of Assignment of the trade name of “International Smart Sourcing, Inc.” to the Purchaser dated as of a date which shall not be later than one year after the Closing Date;

(g)

Evidence of the mailing, at least fifteen days prior to the Closing, of a notice to all option holders of the Seller terminating the 1998 Stock Option and Grant Plan, as amended, of the Seller and all options granted thereby;

	(h)	Evidence of the mailing of a notice to Warrant holders informing them of the Transaction; and

	(i)	Such other documents as are reasonably required by the Purchaser to be delivered to effectuate the transactions contemplated hereby and by the Ancillary Agreements.

2.3	Purchaser’s Deliveries at the Closing. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:

	(a)	One or more stock certificates, together with stock powers executed in blank or other duly executed instruments of transfer, representing the ISS Shares;

	(b)	The Cash Purchase Price, payable by wire transfer;

(c)

Assumption agreements between the Purchaser and each of the noteholders identified on Schedule 1.2.1 pursuant to which the Purchaser shall assume the obligations under the Promissory Notes and discharging the Seller from any liability thereunder; and

(d) Such other documents as are reasonably required by the Seller to be delivered to effectuate the transactions contemplated hereby and by the Ancillary Agreements.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

To induce the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser as follows:

3.1

Due Organization of Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. The Seller is in good standing as a foreign corporation in each jurisdiction in which the character of the property owned, leased, or operated by the Seller, or the nature of the business or activities conducted by the Seller, makes such qualification necessary.

3.2

Due Organization of the Companies. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. Each of the Companies is in good standing as a foreign corporation in each jurisdiction in which the character of the property owned, leased, or operated by it, or the nature of the business or activities conducted by it, makes such qualification necessary. Each of the Companies is a wholly-owned subsidiary of the Seller. The Seller has delivered to the Purchaser true, complete and correct copies of the Certificates of Incorporation and Bylaws of each of the Companies (collectively, the “Charter Documents”). None of the Companies is in violation of its respective Charter Documents. The minute books of the Companies have been made available to the Purchaser (and have been delivered, along with the Companies’ original stock ledgers and corporate seals, to the Purchaser) and are correct and complete in all material respects.

3.3

Authorization; Validity. The Seller has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby, subject to approval of the Transaction by the holders of the majority of the outstanding shares of the Seller. The execution and delivery of this Agreement by the Seller and the performance by the Seller of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Seller. This Agreement is a legal, valid and binding obligation of the Seller, enforceable in accordance with its terms.

3.4

Capital Stock of the Companies. The authorized capital stock of the Companies is set forth on Schedule 3.4. The issued and outstanding shares of the capital stock of the Companies have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Seller free and clear of all Liens (defined below) except as set forth on Schedule 3.4. The Shares were offered, issued, sold and delivered by the Seller in compliance with all applicable state and federal laws concerning the issuance of securities. There are no voting agreements, voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions with respect to the Shares except as set forth on Schedule 3.4. For purposes of this Agreement, “Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call, redemption or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction). The Seller has, and upon Closing the Seller will transfer to the Purchaser, good and marketable title to all the Shares, free and clear of all Liens.

3.5

Litigation. As of the date hereof, there is no action pending or threatened in writing, or otherwise threatened, against the Seller, any officer, director or employee of the Seller in connection with such person’s relationship with or actions taken on behalf of the Seller, or any of the Companies that seeks, or would be reasonably likely to prohibit or restrain the ability of the Seller to enter into this Agreement or prevent or materially impede or delay the consummation by the Seller of the Transaction.

3.6	No Material Adverse Effect. No event, occurrence or development exists that would be reasonably likely to prevent or materially impede or delay the consummation by the Seller of the Transaction.

3.7

Conflicts; Consents and Approvals. Except as set forth on Schedule 3.7, neither the execution and delivery by the Seller of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with the Transaction, nor the consummation of the Transaction, does, or, with respect to the Ancillary Agreements and any such other agreements to be executed after the date hereof and the consummation of the Transaction, will, as of the Closing:

(a)

violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any person under, or result in the creation of any Lien upon the Seller or any of the Shares under any of the terms, conditions or provisions of (i) any contract to which the Seller is a party or to which any of their properties or assets are bound or (ii) any permit, registration, approval, license or other authorization or filing to which the Seller are subject, or to which any of their properties or assets is subject, in each case, that would, individually or in the aggregate be reasonably likely to (A) have a material adverse effect on the Seller, or (B) prevent or materially impede or delay the consummation by the Seller of the Transaction;

(b)

require any action, consent or approval of any non-governmental third party other than any such action, consent or approval the failure to obtain which would not, individually or in the aggregate, be reasonably likely to (i) have a material adverse effect on the Seller, or (ii) prevent or materially impede or delay the consummation by the Seller of the Transaction;

	(c)	violate any material order, writ, or injunction, decree or law applicable to the Seller or any of their respective properties or assets;

	(d)	require any material action, consent or approval of, or review by, or registration or filing by the Seller; or

	(e)	violate, or conflict with, any provision of the Certificate of Incorporation or Bylaws of the Seller, or the Charter Documents.

3.8

Fairness Opinion. The Board of Directors of the Seller has received an opinion of Montauk Consulting, Inc. to the effect that the Transaction is fair to the Seller and its stockholders (other than stockholders affiliated with the Purchaser).

3.9

Compliance with Laws. The Seller and each of the Companies is in compliance with all applicable statutes, laws, ordinances, rules, regulations, judgments, orders and decrees applicable to their business or operations. None of the Seller or the Companies has received a notice or other written communication alleging a violation of any applicable statute, law, ordinance, rule, regulation, judgment, order or decree applicable to its business or operations.

3.10	SEC Filings.

(a)

The Seller has timely filed each registration statement, report, proxy statement or information statement pursuant to the relevant securities statutes, regulations, policies and rules (“SEC Report”) which it has been required to file since December 31, 2004. As of their respective dates, the SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder and complied in all material respects with the then-applicable accounting requirements, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for those statements, if any, as have been modified by subsequent filings with the Securities and Exchange Commission (the “Commission”) prior to the date hereof, and (iii) at the time filed included or was accompanied by the certifications required by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) to be filed or submitted by the Seller’s principal executive officer and principal financial officer (each of which certification was true and correct and fully complied with the Sarbanes-Oxley Act) and otherwise complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act. The financial statements and other financial information included in each of the SEC Reports present fairly, in all material respects, the financial condition, results of operations and cash flows of the Seller and its subsidiaries as of, and for the periods presented in, the applicable SEC Reports. Each of the consolidated balance sheets of the Seller and its subsidiaries included in or incorporated by reference into the SEC Reports (including the related notes and schedules) present fairly, in all material respects, the financial position of the Seller and its subsidiaries as of its date. Each of the consolidated statements of operations, cash flows and shareholders’ equity of the Seller and its subsidiaries included in or incorporated by reference into the SEC Reports (including any related notes and schedules) present fairly, in all material respects, the results of operations and cash flows of the Seller and its subsidiaries for the periods set forth, in each case in conformity with United States GAAP consistently applied during the periods involved, except as may be noted (subject, in the case of unaudited statements, to those exceptions as may be permitted by Form 10-QSB of the Commission).

(b)

Since September 30, 2005, neither the Seller nor any of its subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Seller or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller or any of its subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Seller or any of its subsidiaries, whether or not employed by the Seller or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller or any of its officers, directors, employees or agents to the Board of Directors of the Seller or any committee thereof or to any director or officer of the Seller.

3.11

No Undisclosed Liabilities. Neither the Seller nor any of its subsidiaries has any material liabilities or obligations of any kind or nature whatsoever (whether accrued, absolute, contingent or otherwise), except (a) liabilities or obligations disclosed or reserved against in the SEC Reports filed with the Commission prior to the date hereof, (b) liabilities or obligations which arose after the last date of any such SEC Report, in the ordinary course of business consistent with past practice that, individually or in the aggregate, are not material or (c) liabilities or obligations due to any breach or non-performance under material contracts that, individually or in the aggregate, are not material and are not required in accordance with GAAP consistently applied to be reflected in the SEC Reports, none of which is a liability in respect of Taxes, a liability arising out of a breach of contract, breach of warranty, tort or infringement claim, a liability to make any repayment or refund to any person, or a liability in respect of a violation of law or applicable regulation.

3.12	Financial Statements.

(a)

The Seller has delivered to the Purchaser true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): Seller’s audited balance sheets as of December 30, 2005, December 31, 2004, and December 31, 2003 and the related audited statements of operations for the years then ended (together with the footnotes to such financial statements). The Financial Statements were prepared in accordance with GAAP, consistently applied in accordance with past practices and present fairly the financial position, results of operations and cash flows of the Seller as of the respective dates thereof and for the respective periods covered thereby. The statement of operations included in the Financial Statements presents fairly the results of operations of the Seller for the period indicated.

(b)

Except as disclosed in Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the SEC Reports filed with the Commission prior to the date hereof, neither the Seller nor any of its subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act).

3.13

Absence of Adverse Changes. Since December 30, 2005, the Seller and each of the Companies have conducted its business in the ordinary and regular course consistent with past practice. Since December 31, 2005, there have been no material adverse changes, events or conditions, individually or in the aggregate, in the assets, liabilities, business, prospects, revenues, expenses, results of operations or condition, financial or otherwise, of the Seller or the Companies.

3.14	Taxes.

(a) For purposes of this Agreement:

(i)

“Tax” and “Taxes” means (1) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts (2) any liability for the payment of any amounts of the type described in (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period, and (3) any liability for the payment of any amounts of the type described in (1) or (2) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other person.

(ii)

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

(b)

The Seller and each Company have properly prepared and timely filed all Tax Returns required by applicable law to have been filed with any taxing authority on or prior to the date hereof, and such Tax Returns were true, correct and complete in all material respects and were completed in accordance with applicable law. All Taxes (whether or not shown on any Tax Return) required to have been paid by the Seller or any Company on or prior to the date hereof have been fully and timely paid. The cash reserves or accruals for Taxes provided in the books and records of the Seller and the Companies with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing have been established in accordance with GAAP and are, or prior to the Closing Date, will be, sufficient for all unpaid Taxes of the Seller and the Companies through and including the Closing Date.

(c)

There are no proposed, asserted, ongoing or threatened, assessments, examinations, claims, deficiencies, audits, liens or other litigation with regard to any Taxes or Tax Returns of the Seller or any Company. No claim has been made by a taxing authority in a jurisdiction where Tax Returns concerning or relating to the Seller or any Company have not been filed that it is or may be subject to Tax by that jurisdiction.

(d)

No agreement or waiver extending any statute of limitations on or extending the period for the assessment or collection of any Tax has been executed or filed on behalf of or with respect to the Seller or any Company. No power of attorney on behalf of the Seller or any Company with respect to any Tax matter is currently in force.

(e)

Neither the Seller nor any Company is a party to any Tax-sharing agreement or similar arrangement with any other party (whether or not written), and neither the Seller nor any Company has assumed any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(f)

The Seller and each Company have complied with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(g)

No request for an extension of time within which to file any Tax Return concerning or relating to the Seller or any Company or its respective operations has been made on behalf of or with respect to the Seller or any Company, which Tax Return has not been filed.

(h)

Neither the Seller nor any Company has ever been included in any consolidated, combined, or unitary Tax Return (other than a consolidated, combined or unitary income Tax Return for which the Seller was the common parent).

(i)

Neither the Seller nor any Company has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Seller or any Company, and the Seller has no knowledge that the IRS has proposed any such adjustment or change in accounting method, or (ii) any application pending with any Taxing authority requesting permission for any change in accounting method that relates to the business or operations of the Seller or any Company or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Seller or any Company.

(j)

No property owned by the Companies (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or (iii) is subject to a tax benefit transfer lease under the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954.

(k)

None of the Companies has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(l)

Neither the Seller nor any Company (i) has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or (ii) has taken any reporting position on a Tax Return, which reporting position (1) if not sustained, would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such statute or state, local or foreign Tax law), and (2) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute or state, local or foreign Tax law).

3.15

Compliance with ERISA. Schedule 3.15 contains a true and complete list of each contract, offer letter or agreement of the Seller or any of the Companies with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant, pursuant to which the Seller or any of the Companies has any actual or contingent liability or obligation to provide compensation and/or benefits (“Employment Agreement”) and each employee benefit plan, program or policy providing benefits to any current or former employee or director of the Seller or any of the Companies or any beneficiary or dependent thereof that are sponsored or maintained by the Seller or any of the Companies or any entity treated as a single employer with the Seller or any of the Companies, pursuant to Section 414 of the Code (“ERISA Affiliates”) or to which the Seller or any of the Companies or ERISA Affiliates contributes or is obligated to contribute, including without limitation all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock, severance, termination pay and fringe benefit plans (“Seller Benefit Plan”). The Seller has delivered to Purchaser copies of each Employment Agreement and each Seller Benefit Plan (and any amendments thereto) and, where applicable, (a) actuarial reports for each of the last two years, (b) the most recent determination letter from the Internal Revenue Service, (c) the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), (d) the most recent summary plan descriptions (with all material modifications) and (e) all material communications to any current or former employees of the Seller relating to any Seller Benefit Plan or Employment Agreement. Except as would not, individually in the aggregate, reasonably be expected to result in any material liability: (A) each of the Seller Benefit Plans has been operated and administered in compliance with its terms and all applicable laws; (B) each of the Seller Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; and (C) there are no pending or threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Seller Benefit Plans or any assets related thereto or pursuant to any Employment Agreement. Neither the Seller nor any of the Companies or ERISA Affiliate currently sponsors, maintains or contributes to, and is not required to contribute to, nor has ever sponsored, maintained or contributed to, and been required to contribute to, or incurred any liability with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Section 302 or Title IV of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Seller Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment) result in, or cause any increase, acceleration or vesting of, any payment, benefit or award under any Seller Benefit Plan or Employment Agreement to any director or employee of Seller or any of its subsidiaries or result in any payment or benefit that will or may be made by the Seller or any of the Companies that will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code. Neither the Seller nor any of the Companies or ERISA Affiliates has any liability to provide any post-retirement or post-termination life, health, medical or other welfare benefits to any current or former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Seller and the Companies.

3.16

Insurance. The Seller and the Companies maintain, with financially sound and reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business. All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Seller and the Companies, are in full force and effect in accordance with their terms. Neither the Seller nor any of the Companies is in default in any material respect under any provisions of any such policy of insurance and no such person has received notice of cancellation of any such insurance.

3.17	Board Approval; Stockholder Approval.

(a)

The Board of Directors of the Seller at a meeting duly called and held has unanimously determined the Transaction to be advisable and in the best interests of the Seller and its stockholders (other than stockholders affiliated with the Purchaser) and has approved the Transaction.

(b)

The Board of Directors of the Seller has taken all action required in order to (i) exempt the Purchaser from “interested stockholder” status as defined under §203 of the Delaware General Corporation Law (“DGCL”) and (ii) exempt the Transaction from the requirements of, and from triggering any provisions under, any “moratorium,” “control share,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body having or asserting jurisdiction over a person, its business or its properties (“Governmental Authority”).

(c)

The affirmative vote of (x) the holders of a majority of the outstanding shares of the Seller and (y) the holders of a majority of the outstanding shares of common stock of the Seller other than holders of the outstanding shares of common stock of the Seller who are affiliated with the Purchaser (together, the “Required Vote”), is required under the DGCL to approve the Transaction. Except for the Required Vote, no approval of the Transaction by the holders of any shares of stock of the Seller is required in connection with the consummation of the Transaction, whether pursuant to the DGCL, the Certificate of Incorporation or Bylaws of the Seller, the Charter Documents, or otherwise. The Seller has been advised that certain significant stockholders of the Seller intend to vote in favor of the approval and adoption of this Agreement at the Stockholders Meeting (as defined below) and have executed a Voting Agreement in substantially the form set forth in Exhibit A to this Agreement.

3.18

Disclosure. No representation or warranty made by the Seller in this Agreement or any Ancillary Agreement contains any untrue statement of a material fact or omits or fails to state any material fact or information necessary to make such representation or warranty or any such statement not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

To induce the Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller as follows:

4.1

Execution and Validity. The Purchaser has the full legal right, limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid, binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms.

4.2

Share Ownership. The Purchaser or certain of its members is or are the true and lawful owner of the ISS Shares. The ISS Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record and beneficially by the Purchaser or certain of its members, managers and their wives free and clear of all Liens. There are no voting agreements or voting trusts with respect to the ISS Shares except for the Voting Agreement.

4.3

Financial Ability. The Purchaser possesses sufficient funds on hand and/or has commitments from financial institutions in amounts sufficient to enable the Purchaser to pay the Purchase Price to the Seller.

4.4

Litigation. As of the date hereof, there is no action pending or threatened in writing, or otherwise threatened, against the Purchaser that seeks, or would be reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or prevent or impede or delay the consummation by the Purchaser of the Transaction.

4.5

Sums due from the Seller. Except for sums due pursuant to the Promissory Notes, as set forth on Schedule 1.2.2, the obligations of this Agreement, and obligations imposed by law, following the Closing the Seller will have no other obligations to the Purchaser or any member of the Purchaser (other than David Hale, in his capacity as an officer and director of the Seller).

4.6	No Material Adverse Effect. No event, occurrence or development exists that would be reasonably likely to prevent or materially impede or delay the consummation by the Purchaser of the Transaction.

4.7

Conflicts; Consents and Approvals. Except as set forth on Schedule 4.7, neither the execution and delivery by the Purchaser of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with the Transaction, nor the consummation of the Transaction, does, or, with respect to the Ancillary Agreements and any such other agreements to be executed after the date hereof and the consummation of the Transaction, will, as of the Closing:

(a)

violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any person under, or result in the creation of any Lien upon the Purchaser or any of the ISS Shares under any of the terms, conditions or provisions of (i) any contract to which the Purchaser is a party or to which any of their properties or assets are bound or (ii) any permit, registration, approval, license or other authorization or filing to which the Purchaser is subject, or to which any of its properties or assets is subject, in each case, that would, individually or in the aggregate be reasonably likely to (A) have a material adverse effect on the Purchaser , or (B) prevent or materially impede or delay the consummation by the Purchaser of the Transaction;

(b)

require any action, consent or approval of any non-governmental third party other than any such action, consent or approval the failure to obtain which would not, individually or in the aggregate, be reasonably likely to (i) have a material adverse effect on the Purchaser, or (ii) prevent or materially impede or delay the consummation by the Purchaser of the Transaction;

	(c)	violate any material order, writ, or injunction, decree or law applicable to the Purchaser or any of their respective properties or assets; or

	(d)	Require any material action, consent or approval of, or review by, or registration or filing by the Purchaser other than the filing of a Schedule 13D.

4.8

Disclosure. No representation or warranty made by the Purchaser in this Agreement or any Ancillary Agreement contains any untrue statement of a material fact or omits or fails to state any material fact or information necessary to make such representation or warranty or any such statement not materially misleading.

5.	COVENANTS OF THE SELLER

5.1

Conduct of Business. Except as expressly contemplated by this Agreement or consented to in writing by the Purchaser, from the date hereof through the Closing Date, the Seller shall cause each of the Companies to conduct its business in the ordinary course, consistent with past practice and generally in a manner such that the representations and warranties contained in Article 3, to the extent such matters are within the Seller’s or the Companies’ control, shall continue to be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specific date) as if made on and as of the Closing Date. The Seller shall give the Purchaser prompt notice of any event, condition or circumstance known or that becomes known to the Seller occurring from the date hereof through the Closing Date that would constitute a violation or breach of (i) any representation or warranty, whether made as of the date hereof or as of the Closing Date, or (ii) any covenant of the Seller contained in this Agreement; provided, however, that no such notification shall relieve or cure any such breach or violation of any such representation, warranty or covenant or otherwise affect the accuracy of any such representation or warranty for the purposes of Article 9; provided further, however, that the unintentional failure to give notice shall not give rise to a claim for damages by the Purchaser. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by the terms of this Agreement or agreed in writing by the Purchaser, from and after the date hereof and through and including the Closing Date,

		(a)	The Seller shall not:

			(i)	Make any capital expenditures except as set forth on Schedule 5.1(a);

			(ii)	enter into any or amend any contractual obligation, except as set forth on Schedule 5.1(a);

(iii)

enter into, modify, make, renew, extend or otherwise alter any credit agreement, note or other similar agreement (including any interest rate or currency swap, hedge, collar or straddle or similar transaction) or instrument to which the Seller is a party or incur or otherwise become liable with respect to any indebtedness, other than trade payables incurred in the ordinary course of business and consistent with past practice or as set forth on Schedule 5.1(a);

(iv)

enter into any contractual obligation with respect to the acquisition of any business, assets or property (real, personal or mixed, tangible or intangible, including stock or other equity interests in, or evidences of the indebtedness of, any other corporation, partnership or entity), other than acquisitions of assets in the ordinary course of business and consistent with past practice or as set forth on Schedule 5.1(a);

(v)	form any joint venture or partnership;

(vi)

sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets (whether tangible or intangible) except as set forth on Schedule 5.1(a);

(vii)	fail to maintain any property of the Seller in customary repair, order and condition consistent with the Seller’s current maintenance policies, ordinary wear and tear excepted;

(viii)

discontinue, permit to lapse or otherwise fail to keep in full force and effect any material policies of insurance or knowingly take any action that would cause any such policy to terminate or be terminable prior to the expiration of its stated term;

(ix)

make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(x)

except as expressly contemplated by this Agreement, purchase, redeem or otherwise acquire, split, combine or reclassify, directly or indirectly, any of the Shares or other equity securities or give notice of any intention to exercise any right to purchase, redeem or otherwise acquire, split, combine or reclassify, any of the Shares or other equity securities (including any such purchase, redemption, acquisition or notice in accordance with the terms of the Certificate of Incorporation or Bylaws of the Seller, the Charter Documents, or any stockholders agreement);

(xi)

except as contemplated by this Agreement or as set forth on Schedule 5.1(a), issue or sell, or issue any rights to purchase or subscribe for, or subdivide or otherwise change, any shares of the Companies’ stock or other securities or similar rights;

(xii)

declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof), directly or indirectly, in respect of the Shares, except with respect to dividends to permit the Seller to pay any Taxes which are due and payable by Seller and attributable to the Companies as part of a consolidated group;

	(xiii)	amend the Certificate of Incorporation or Bylaws of the Seller or the Charter Documents;

	(xiv)	settle any material claim;

	(xv)	change any method of accounting or accounting practice used by the Seller or any of the Companies, except for any change required by GAAP, by any Governmental Authority or by a change in law;

(xvi)

adopt, enter into, terminate or amend any benefit agreement involving the Companies and one or more of their current or former directors, officers, employees or consultants; increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except for any planned salary increases and payment of bonuses; pay any benefit or amount not required to be paid under any of the Companies’ employee benefit plans or any other benefit plan or arrangement of the Companies as in effect on the date of this Agreement; grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Companies; or grant any awards under any bonus, incentive, performance or other compensation, plan or arrangement or employee benefit plan except as set forth in this Agreement;

(xvii)

cause or permit, by any act or failure to act, any material license to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation, or adverse modification of any material license;

	(xviii)	maintain any significant amount of investments in or trade in equities or other speculative securities;

	(xix)	take any corporate or other action in furtherance of any of the foregoing; or

	(xx)	Agree to do any of the foregoing.

(b)	the Seller shall cause the Companies not to:

(i)

make capital expenditures which are more than $10,000 individually or $50,000 in the aggregate except (x) pursuant to agreements or commitments entered into by any of the Companies prior to the date hereof, (y) unless otherwise reserved against in the Seller’s most recent financial statements filed with the Commission, or (z) except as set forth on Schedule 5.1(b);

(ii)

enter into any or amend any contractual obligation, other than purchase orders and other contractual obligations in the ordinary course of business, or, in any event, involving more than $100,000 individually or $500,000 in the aggregate except as set forth on Schedule 5.19(b);

(iii)

enter into, modify, make, renew, extend or otherwise alter any credit agreement, note or other similar agreement (including any interest rate or currency swap, hedge, collar or straddle or similar transaction) or instrument to which any of the Companies is a party or incur or otherwise become liable with respect to any indebtedness, other than trade payables incurred in the ordinary course of business and consistent with past practice, except as set forth on Schedule 5.1(b);

(iv)

enter into any contractual obligation with respect to the acquisition of any business, assets or property (real, personal or mixed, tangible or intangible, including stock or other equity interests in, or evidences of the indebtedness of, any other corporation, partnership or entity), other than acquisitions of assets in the ordinary course of business and consistent with past practice;

(v)	form any joint venture or partnership;

(vi)

sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets (whether tangible or intangible) having an aggregate market value of in excess of $50,000 individually or $150,000 in the aggregate, except as set forth on Schedule 5.1(b);

(vii)	fail to maintain any property of any of the Companies in customary repair, order and condition consistent with any of the Companies’ current maintenance policies, ordinary wear and tear excepted;

(viii)

discontinue, permit to lapse or otherwise fail to keep in full force and effect any material policies of insurance or knowingly take any action that would cause any such policy to terminate or be terminable prior to the expiration of its stated term;

(ix)

make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(x)

except as expressly contemplated by this Agreement, purchase, redeem or otherwise acquire, split, combine or reclassify, directly or indirectly, any of the Shares or other equity securities or give notice of any intention to exercise any right to purchase, redeem or otherwise acquire, split, combine or reclassify, any of the Shares or other equity securities (including any such purchase, redemption, acquisition or notice in accordance with the terms of the Certificate of Incorporation or Bylaws of any of the Companies, the Charter Documents, or any stockholders agreement);

(xi)

except as contemplated by this Agreement, issue or sell, or issue any rights to purchase or subscribe for, or subdivide or otherwise change, any shares of any of the Companies’ stock or other securities or similar rights;

(xii)

declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof), directly or indirectly, in respect of the Shares, except with respect to dividends to permit the Seller to pay any Taxes which are due and payable by Seller and attributable to the Companies as part of a consolidated group;

(xiii)	amend the Certificate of Incorporation or Bylaws of the Companies or the Charter Documents;

(xiv)	settle any material claim;

(xv)	change any method of accounting or accounting practice used by any of the Companies, except for any change required by GAAP, by any Governmental Authority or by a change in law;

(xvi)

adopt, enter into, terminate or amend any benefit agreement involving the Companies and one or more of its current or former directors, officers, employees or consultants; increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except for any planned salary increases and payment of bonuses; pay any benefit or amount not required to be paid under any of employee benefit plans of the Companies or any other benefit plan or arrangement of the Companies as in effect on the date of this Agreement; grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Companies; or grant any awards under any bonus, incentive, performance or other compensation, plan or arrangement or employee benefit plan;

(xvii)

cause or permit, by any act or failure to act, any material license to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation, or adverse modification of any material license;

(xviii)	maintain any significant amount of investments in or trade in equities or other speculative securities;

	(xix)	take any corporate or other action in furtherance of any of the foregoing; or

	(xx)	Agree to do any of the foregoing.

5.2

No Solicitation. Without limiting the Seller’s other obligations under this Agreement, the Seller agrees that, from the date hereof until the Closing, neither it nor any of the Companies nor any of the officers and directors of it or the Companies shall, and that it shall use its reasonable best efforts to cause its and the Companies’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Companies) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of the Companies, or any purchase or sale of 10% or more of the consolidated assets (including without limitation stock of the Companies) of it and the Companies, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Seller that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 10% or more of the total voting power of the Seller (or of the surviving parent entity in such transaction) or any of the Companies (any such proposal, offer or transaction, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by the Purchaser or any of its affiliates) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Seller, prior to the receipt of the Required Vote, (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer or (B) from participating in negotiations or discussions with or furnishing information to any person in connection with an unsolicited bona fide Acquisition Proposal which is submitted in writing by such person to the Board of Directors of the Seller after the date hereof and prior to the Required Vote; provided further, however, that prior to participating in any such discussions or negotiations or furnishing any information, (i) the Seller receives from such person an executed confidentiality agreement, and (ii) the Board of Directors of the Seller shall have concluded in good faith, after consulting with its outside financial advisors and counsel, that such Acquisition Proposal is reasonably likely to be or to result in a Superior Proposal (as defined in Section 6.1(b) hereto). If the Board of Directors of the Seller receives an Acquisition Proposal, the Seller shall promptly inform the Purchaser in writing of the terms and conditions of such proposal and the identity of the person making it, and will keep the Purchaser informed, on a current basis, of the status and terms of any such proposals or offers by any person (whether written or oral). The Seller will, and will cause its affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any persons (other than the Purchaser and its affiliates) conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. The Seller shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which such party or its subsidiaries is a party.

5.3

Tax Matters. The following provisions shall govern the allocation of responsibility as between the Seller, on the one hand, and the Purchaser and the Companies, on the other, for certain Tax matters following the Closing Date:

	(a)	Prior Period Tax Returns.

(i)

The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Seller and the Companies required to be filed on or prior to the Closing Date. All Tax Returns described in this Section 5.3(a)(i) shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable laws. The Seller shall provide the Purchaser with copies of each such Tax Return at least 30 days prior to the due date for filing such Tax Return and the Purchaser shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Return for 15 days following the receipt thereof. The failure of the Purchaser to propose any changes to any such Tax Return within such 15 days shall constitute its approval thereof. All Taxes (as well as penalties and interest) which shall be unpaid with respect to such periods shall be paid by the Purchaser.

(ii)

The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Seller and the Companies for all periods ending on or before the Closing Date which are required to be filed after the Closing Date. All Tax Returns described in this Section 5.3(a)(ii) shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable laws. The Purchaser shall provide the Seller with copies of each such Tax Return at least 30 days prior to the due date for filing such Tax Return and the Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Return for 15 days following the receipt thereof. The failure of the Seller to propose any changes to any such Tax Return within such 15 days shall constitute its approval thereof.

(b)	Straddle Period Tax Returns.

(i)

The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Seller for all periods beginning before and ending after the Closing Date. All Tax Returns described in this Section 5.3(b)(i) shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable laws. The Seller shall provide the Purchaser with copies of each such Tax Return at least 30 days prior to the due date for filing such Tax Return and the Purchaser shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Return for 15 days following the receipt thereof. The failure of the Purchaser to propose any changes to any such Tax Return within such 15 days shall constitute its approval thereof. The Purchaser shall pay to the Seller, before the due date of such Tax Returns, the amount of all Taxes which are allocated to the Purchaser pursuant to Section 5.3(c) and are shown as due on such Tax Returns.

(ii)

The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Companies for all periods beginning before and ending after the Closing Date. All Tax Returns described in this Section 5.3(b)(ii) shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable laws. The Purchaser shall provide the Seller with copies of each such Tax Return at least 30 days prior to the due date for filing such Tax Return and the Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Return for 15 days following the receipt thereof. The failure of the Seller to propose any changes to any such Tax Return within such 15 days shall constitute its approval thereof. The Purchaser shall pay all Taxes shown due on the returns of the Companies.

(c)

Straddle Periods. Any Taxes of the Seller attributable to the Tax period of the Seller beginning before and ending after the Closing Date shall be allocated (i) to the Purchaser for the period up to and including the Closing Date, and (ii) to the Seller for the period subsequent to the Closing Date. Any income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be allocated by means of a closing of the books and records of the Seller as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Any Taxes of the Companies attributable to any period (as well as penalties and interest) shall be paid by the Purchaser.

(d)

Cooperation. The Purchaser and the Seller shall each (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.3 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Companies for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Companies that are in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

(e)

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and related amounts arising out of, in connection with, or attributable to transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), shall be paid by the Purchaser when due and the Purchaser will, at its expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable law, the Purchaser will join in the execution of any such Tax Returns and other documentation.

(f)

Tax Audits. The Purchaser shall have full responsibility for and discretion in handling any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS or any other taxing authority and litigation in Tax Court or any other court or tribunal of competent jurisdiction (a “Tax Proceeding”) involving any Taxes of the Seller or a Company attributable to a Tax period of the Seller or such Company beginning before the Closing Date and shall pay any Tax as well as any interest or penalties thereon as shall become due (except to the extent a Tax relates to a Straddle Period discussed in Section 5.2(c) which shall be allocated between the Purchaser and the Seller as discussed.). However, the Seller shall have the right, at its sole expense, to consult with the Purchaser regarding any Tax Proceeding with respect to any such Taxes.

(g)

Refunds. Any Tax refunds or credits that are received by the Seller or a Company that are attributable to any Tax period of the Seller or a Company beginning before the Closing Date shall be for the account of the Purchaser (except for the Straddle Period commencing before the Closing and ending after the Closing which shall be allocated between the Purchaser and the Seller in the same manner as the Tax was allocated) and the Seller shall remit any such Tax refunds or credits to the Purchaser within 15 days of receipt thereof. The Seller and the Purchaser shall fully cooperate in the obtaining of any refund or credit.

5.4

Intercompany Accounts. All intercompany accounts between the Seller and any of the Companies (including, without limitation, CDP’s negative retained earnings account) shall be cancelled effective as of the Closing. Following the Closing, Purchaser and the Companies shall have no liability to the Seller with respect to such accounts and Seller will have no liability to the Purchaser or the Companies with respect to such accounts.

6.	INFORMATION STATEMENT

	6.1	Preparation of Information Statement; Stockholders Meeting.

(a)

As promptly as reasonably practicable following the date hereof, the Seller shall prepare and file with the Commission a proxy statement or an information statement (such proxy statement or information statement and any amendments or supplements thereto, the “Information Statement”) with respect to the Transaction. The Information Statement shall seek approval of the matters to be submitted for approval at the Stockholders Meeting as provided below. The Seller shall use reasonable best efforts to have the Information Statement cleared by the Commission as promptly as reasonably practicable after filing with the Commission. The Seller shall, as promptly as practicable after receipt thereof, provide the Purchaser copies of any written comments and advise the Purchaser of any oral comments, with respect to the Information Statement received from the Commission. The Seller shall provide the Purchaser with a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto prior to filing such with the Commission, and with a copy of all such filings made with the Commission. Notwithstanding any other provision herein to the contrary, neither the Information Statement nor any amendment or supplement thereto shall be filed or made without the approval of the Purchaser (which approval shall not be unreasonably withheld or delayed). The Seller will use reasonable best efforts to cause the Information Statement to be mailed to its stockholders as promptly as practicable. If at any time any information should be discovered by the Seller which should be set forth in an amendment or supplement to the Information Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Seller shall promptly notify the Purchaser and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and disseminated to the stockholders of the Seller.

(b)

The Seller shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the date hereof, or cause its stockholders to act by written consent (the “Stockholders Meeting”) for the purpose of obtaining the Required Vote with respect to the Transaction, and any other action that may be required with respect to any of the transactions contemplated by this Agreement, and shall take all lawful action to solicit the approval of all such matters by the Seller’s stockholders. The Seller shall include in the Information

Statement the recommendation of the Board of Directors of the Seller in favor of approval of all such matters (the “Board Recommendation”) and the written opinion of Montauk Consulting, Inc., dated the date hereof, to the effect that, as of the date hereof, the Transaction is fair, from a financial point of view, to the Seller and its stockholders, other than stockholders affiliated with the Purchaser. The Board of Directors of the Seller shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Purchaser such recommendation (a “Change in the Board Recommendation”); provided, however, that the Board of Directors of the Seller may, prior to the receipt of the Required Vote, make a Change in the Board Recommendation in connection with (i) an unsolicited bona fide Acquisition Proposal which is submitted in writing to the Board of Directors of the Seller after the date hereof if the Seller shall have complied in all respects with the requirements of Section 5.2 with respect to such Acquisition Proposal; provided that the Board of Directors of the Seller shall have concluded in good faith, after consulting with its outside financial advisors and counsel that such Acquisition Proposal is financially superior to the Transaction, taking into account all relevant factors (including financing, required approvals and the timing and likelihood of consummation and the post-closing prospects for the Seller) (a “Superior Proposal”) and that the failure to take such action would violate the obligations of the directors under Delaware law.

7.	COOPERATION AND CONSENTS

7.1

Delivery of Instruments. The Seller and the Purchaser shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out the Transaction.

7.2

Information. The Purchaser shall cooperate and use its reasonable efforts to have the present officers, directors and employees of the Companies cooperate with the Seller on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. The Purchaser will give the Seller and its auditors, attorneys, consultants, advisors, representatives and agents access to all offices, warehouses, and other facilities of the Companies and to all their books and records, will permit the Seller to make such inspections as it may require and will cause its officers to furnish the Seller with a copy of each report, schedule, and other document filed or received by it pertaining to all periods prior to the Closing Date pursuant to the requirements of federal and state securities laws and such financial and operating data and other information with respect to the business of the Companies as the Seller may from time to time request.

7.3

Name Change. Within one year after the Closing Date, the Seller will amend its certificate of incorporation to change the name of the corporation from “International Smart Sourcing, Inc.” and will cease all use of the name “International Smart Sourcing, Inc.” The Seller will cooperate and use its reasonable best efforts to effect the assignment of the name of “International Smart Sourcing, Inc.” to the Purchaser.

	7.4	Consents and Approvals. Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the Transaction.

8.	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE

The obligations of the Purchaser to effect the Transaction are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries, any one or more of which may be waived by the Purchaser:

8.1

Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Seller contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Seller on or before the Closing Date shall have been duly complied with, performed or satisfied; and the Seller shall have delivered to the Purchaser the following certificates to the foregoing effect: (i) certificate signed by David Hale, Chairman, President and Acting Chief Financial Officer of the Seller, dated as of the date of the Closing Date.

	8.2	No Actions.

(a)

No actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings (“Action”) shall be pending or threatened to restrain or prohibit, or otherwise relating to, the consummation of the Transaction.

(b)

No law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the Transaction.

8.3

 Fairness Opinion. The Board of Directors of the Seller shall have received an opinion of Montauk Consulting, Inc. to the effect that the Transaction is fair to the Seller and its stockholders (other than stockholders affiliated with the Purchaser).

	8.4	Stockholder Approval. The Seller shall have received the Required Vote approving the Transaction.

8.5

 No Material Adverse Effect. Since the date hereof, no event or development shall have occurred (or failed to occur) and there shall be no circumstance (and the Purchaser shall not have become aware of any previously existing circumstance) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Companies.

8.6

Consents. Any and all consents and other actions listed or required to be listed in Schedule 3.7 hereto shall have been obtained and delivered to the Purchaser without any material adverse change in the terms or conditions of any license, and all such consents shall be in full force and effect.

	8.7	Waiting Periods. Any applicable waiting periods required shall have expired or been terminated.

8.8

Opinion of Counsel to the Seller. The Purchaser shall have received the legal opinion of Koerner Silberberg & Weiner, LLP, counsel to the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, substantially in the form of Exhibit B hereto.

8.9

Corporate Documents. The Purchaser shall have received from the Seller certified copies of the certificate or articles of incorporation of each of the Companies as of the Closing Date, certified copies of the by-laws of each of the Companies as of the Closing Date and good standing certificates with respect to each Company from its jurisdiction of incorporation and any other jurisdiction in which it is qualified to do business, dated a recent date before the Closing.

9.	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER TO CLOSE

The obligations of the Seller to effect the Transaction are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries, any one or more of which may be waived by the Seller:

9.1

Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Purchaser contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Purchaser on or before the Closing Date shall have been duly complied with, performed or satisfied; and the Purchaser shall have delivered to the Seller a certificate, dated the date of the Closing Date and signed by an executive officer of the Purchaser, to the foregoing effect.

	9.2	No Actions.

(a) No Action shall be pending or threatened to restrain or prohibit, or otherwise relating to, the consummation of the Transaction.

(b)

No law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the Transaction.

	9.3	Stockholder Approval. The Seller shall have received the Required Vote.

	9.4	ISS Stock Options. The Seller shall have received executed copies of each of the agreements terminating the ISS Stock Options held by each of David Kassel, Andrew Franzone, and Harry Goodman.

9.5

Board Resignations. The Seller shall have received letters of resignation, dated as of the Closing Date, from each of David Kassel, Andrew Franzone and Harry Goodman resigning their positions as members of the ISS Board of Directors.

9.6

Other Resignations. The Seller shall have received letters of resignation, dated as of the Closing Date, from Andrew Franzone, Steven Sgammato, and Harry Goodman resigning from any position held by such individual with the Seller and terminating any authorization such individual may have in respect of bank accounts, fiduciary accounts, lock-boxes, safe deposit boxes or other similar accounts of the Seller.

9.7

Bank Loan. The Seller shall have obtained a release of all of its obligations under the Commercial Revolving Loan Agreement with People’s Bank dated July 29, 2003, as amended, or any other bank loan entered into with the consent of the Purchaser to replace such loan agreement.

9.8

Opinion of Counsel to the Purchaser. The Seller shall have received the legal opinion of Fulbright & Jaworski L.L.P., counsel to the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Seller, substantially in the form of Exhibit C hereto.

10.	INDEMNIFICATION

10.1

Purchaser’s Indemnification of Seller. The Purchaser agrees to indemnify, defend, protect and hold harmless Seller and its officers, directors, stockholders, assigns, successors and affiliates (individually, a “Seller Indemnified Party” and collectively, “Seller Indemnified Parties”) from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys’ fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by the Seller Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

		(a)	The Companies;

(b)

Any liabilities of the Seller relating to any occurrence, event, omission, agreement or other obligation entered into or incurred prior to the Closing, except for (i) a liability asserted against the Seller under the federal securities laws by reason of any occurrence, event or omission prior to the Closing, which shall be governed by Section 10.3(ii) hereof, and (ii) any liability related to any transaction or agreement or the negotiation or approval of any transaction between the Seller and Charter Fabrics, including without limitation, that certain letter of intent dated March 24, 2006;

(c)

any breach of any representation or warranty of the Purchaser set forth in this Agreement, the Ancillary Agreements or any schedule delivered by or on behalf of the Purchaser in connection herewith; or

	(d)	any nonfulfillment of any covenant or agreement by the Purchaser on or prior to the Closing Date under this Agreement.

10.2

Seller’s Indemnification of the Purchaser. The Seller agrees to indemnify, defend, protect and hold harmless the Purchaser and its assigns, successors and affiliates (individually, a “Purchaser Indemnified Party” and collectively, “Purchaser Indemnified Parties”) from, against and in respect of all Damages suffered, sustained, incurred or paid by the Purchaser Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(a)

any breach of any representation or warranty of the Seller set forth in this Agreement, the Ancillary Agreements or any schedule delivered by or on behalf of the Seller in connection herewith except for any representations, warranties or covenants set forth in Sections 3.5 through 3.18 inclusive, and Article 5, for which there shall be no indemnity;

	(b)	any nonfulfillment of any covenant or agreement by the Seller on or prior to the Closing Date under this Agreement; or

	(c)	any liability relating to Charter Fabrics, including without limitation, pursuant to that certain letter of intent dated March 24, 2006.

10.3

Transactional Liability. Except as set forth in Section 10.1 and Section 10.2, the Seller and the Purchaser agree to equally share all Damages suffered, sustained, incurred or paid by either party in connection with, resulting from or arising out of, directly or indirectly, any claim, action or suit brought by any stockholder or regulatory authority that relates to (i) the Transaction or (ii) any liability of the Seller under the federal securities laws based on the occurrence of an event, or an omission, prior to the Closing(other than any Damages relating to Charter Fabrics, including without limitation, pursuant to that certain letter of intent dated March 24, 2006.).

10.4

Limitation and Expiration. Notwithstanding the above, the indemnification obligations under this Article 10 shall terminate on: (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, ten (10) years after the Closing Date.

10.5	Indemnification Procedures. All claims or demands for indemnification under this Article 10 (“Claims”) shall be asserted and resolved as follows:

(a)

In the event that any Indemnified Party (such term to include both the Seller Indemnified Parties and Purchaser Indemnified Parties for the purposes of this Section 10.5) has a Claim against any party obligated to provide indemnification pursuant to Section 10 hereof (the “Indemnifying Party”) which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 10.4(a), the Indemnified Party shall respond in a written statement to the objection within thirty (30) days and, for sixty (60) days thereafter, the parties will attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

(b)

In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(i)

In the event that the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

(ii)

If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Seller or any of the Companies, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

(c)

Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

(d)

Subject to the provisions of Section 10.5, the Indemnified Party’s failure to give reasonably prompt notice as required by this Section 10.5 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(e)

The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 10, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

10.6

Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Seller and the Purchaser in or pursuant to this Agreement or in any Ancillary Agreements shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations, warranties and covenants of the Seller and the Purchaser will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 10.3; provided, however, that none of the representations, warranties and covenants set forth in Sections 3.5 through 3.18 and Article 5 shall survive the Closing Date.

10.7

Remedies Cumulative. The remedies set forth in this Article 10 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

11.	TERMINATION OF AGREEMENT

	11.1	Termination.

		(a)	This Agreement may be terminated prior to the Closing as follows:

(i)

by either the Purchaser or the Seller if (A) the Closing shall not have occurred before June 30, 2006, or (B) the approval of the Seller’s stockholders, as set forth in Section 6.1(b) hereof, shall not have been obtained by reason of the failure to obtain the Required Vote at a duly held meeting of stockholders or any adjournment thereof or by written consent; provided, however, that the right to terminate this Agreement under this Section 11.1(a)(i) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement or willful breach of a representation or warranty has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(ii)

at the election of the Purchaser, if (A) prior to the Closing Date there shall have been a breach of any of the Seller’s representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Article 8, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Seller, (B) the Board of Directors of the Seller shall have (x) failed to make the Board Recommendation, (y) withdrawn the Board Recommendation or (z) modified or qualified, in any manner adverse to the Purchaser, the Board Recommendation (or resolved or proposed to take any such action referred to in clause (x), (y) or (z)), in each case whether or not permitted by the terms hereof, or (C) the Seller shall have breached its obligations under this Agreement by reason of either a breach of Section 5.2, a failure to call and hold the Stockholders Meeting in accordance with Section 6.1(b), a failure to prepare and mail to its stockholders the Information Statement in accordance with Section 6.1(a), unless such failure was caused by the actions or inactions of the Purchaser (or its representatives) in violation in any material respect of their obligations under this Agreement;

(iii)

at the election of the Seller, if prior to the Closing Date there shall have been a breach of any of the Purchaser’s representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Article 9, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Purchaser;

(iv)

at the election of the Seller or the Purchaser, if any Governmental Authority has taken any action, which action is final and not subject to appeal, seeking to prevent the consummation of the Closing or the Transaction and the Seller or the Purchaser, as the case may be, reasonably and in good faith deem it impracticable or inadvisable to proceed in view of such action;

(v)

at the election of the Seller, if (A) the Seller is not in breach in any material respect of any of the terms of this Agreement, (B) the Seller is unable to obtain the consent of the majority of the stockholders of the Seller in a vote to approve the Transaction, (C) the Board of Directors of the Seller shall have made a Change in the Board Recommendation in accordance with Section 6.1 and authorizes the Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Seller notifies the Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (the “Alternative Transaction Notice”), (D) the Purchaser does not make, prior to five business days after receipt of the Alternative Transaction Notice, an offer that the Board of Directors of the Seller determines, in good faith after consultation with its financial advisors, is at least as favorable as the Superior Proposal taking into account all relevant factors (including financing, required approvals, the timing and likelihood of consummation and the post-closing prospects for the Seller) and (E) the Seller prior to such termination pays to the Purchaser in immediately available funds the fees and expenses required to be paid pursuant to Section 11.3; or

		(vi)	at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Purchaser.

	(b)	If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Sections 11.2 and 11.3.

11.2

Survival after Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence, the provisions of Article 10 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 11.1(a)(ii) or Section 11.1(a)(iii) above, then the breaching party shall be liable to the other party for any damages in accordance with applicable law.

11.3	Termination Fee. If (a)

	(a)	this Agreement shall be terminated at a time at which the Purchaser is entitled to terminate this Agreement pursuant to Section 11.1(a)(ii)(B) or (C), or

		(i)	this Agreement shall be terminated at a time at which the Purchaser is entitled to terminate this Agreement pursuant to Section 11.1(a)(i)(B) or Section 11.1(a)(ii)(A), and

		(ii)	in the case of clause (a)(ii) above, within eighteen months of such termination the Seller or any of the Companies enters into any agreement with respect to, or consummates, any Acquisition Proposal,

(iii)

then, in each such case, the Seller shall promptly, but in no event later than the date of such termination (or in the case of clause (b), if later, the date the Seller or one of the Companies enters into such agreement with respect to or consummates (whichever is earlier) such Acquisition Proposal), pay the Purchaser (to the account or accounts designated by the Purchaser) a termination fee in an amount equal to $150,000.00, by wire transfer of immediately available funds; or

(iv)

if the Seller elects to terminate this Agreement pursuant to Section 11.1(a)(v), the Seller, prior to such termination, shall pay to the Purchaser (to the account or accounts designated by the Purchaser) an amount equal to $150,000.00, by wire transfer of immediately available funds.

(b)

If the Purchaser elects to terminate this Agreement pursuant to Section 11.1(a)(ii)(A), the Purchaser, prior to such termination, shall pay to the Seller (to the account or accounts designated by the Seller) an amount equal to all fees, expenses, costs and disbursements incurred by the Seller and its respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and in preparation for the Transaction provided for herein, including all legal, printing, and accounting fees, costs and expenses, in an amount up to $150,000.00, by wire transfer of immediately available funds.

12.	GENERAL

12.1

Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto.

12.2

Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the schedules to this Agreement is incorporated herein by reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12.3

Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

12.4

Brokers and Agents. The Purchaser and the Seller each represent and warrant to the other that it has not employed any broker or agent in connection with the Transaction contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

12.5

Expenses. The Purchaser shall bear all fees, expenses, costs and disbursements, including all legal and accounting fees, costs and expenses, incurred in connection with the Transaction by both the Purchaser and the Seller (and their respective agents, representatives, accountants and counsel) but not paid on or prior to the Closing.

12.6

Specific Performance; Remedies. Each of the Seller and the Purchaser acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each of the Seller and the Purchaser shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement.

	12.7	Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein) or by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three calendar days after the date of mailing, as follows:

If to the Seller:

Michael Rakusin
Richard Peters
Committee of Independent Directors
International Smart Sourcing, Inc.
c/o Koerner Silberberg & Weiner, LLP
112 Madison Avenue, 3rd Floor
New York, New York 10016

and with a copy to:

Carl Seldin Koerner, Esq.
Koerner Silberberg & Weiner, LLP
112 Madison Avenue, 3rd Floor
New York, New York 10016

If to the Purchaser:

Mr. David Kassel
Mr. Andrew Franzone
Mr. Harry Goodman
ISSI Holdings LLC
320 Broad Hollow Road
Farmingdale, New York 11735

and with a copy to:

Jeffrey M. Marks, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103

or to such other address and with such other copies as any party hereto shall notify the other parties hereto (as provided above) from time to time.

12.8

Governing Law and Arbitration. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of New York. Any dispute or controversy arising among the parties hereto regarding any term, covenant or condition of this Agreement or the breach thereof shall, upon written demand of any party hereto, be submitted to and determined by arbitration before the American Arbitration Association, in New York, New York, by a panel of three arbitrators, in accordance with the rules of the Association then in effect. Any award rendered shall be made by means of a written opinion explaining the arbitrators’ reasons for the award. The arbitrators may not amend or vary any provision of this Agreement. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, which court shall have the power to review such award for compliance with this Agreement.

12.9

Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

12.10

Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee or partner of any party hereto or any other person or entity.

12.11

Mutual Drafting; Construction. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto. As used in this Agreement, the term “person” shall mean an individual, corporation, partnership, limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

12.12

Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the Tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such Tax consequences.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the 8th day of May, 2006.

INTERNATIONAL SMART SOURCING, INC.

By:	/s/ David Hale

Name:	David Hale
Title:	President

ISSI HOLDINGS LLC

By:	/s/ David Kassel

Name:	David Kassel
Title:	Manager and Member

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of the 29th day of June, 2006 by and between International Smart Sourcing, Inc., a Delaware corporation (the “Seller”), and ISSI Holdings LLC, a Delaware limited liability company (the “Purchaser”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement (hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Seller and the Purchaser entered into that certain Stock Purchase Agreement, dated as of May 8, 2006 (the “Stock Purchase Agreement”); and

WHEREAS, the parties desire to enter into this Amendment for the purpose of effecting certain modifications to the Stock Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Amendments.

(a) Section 2.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“2.1  Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Koerner, Silberberg & Weiner, LLP, New York, New York, on the date of the meeting of the Seller’s stockholders at which the transaction is approved, provided that all conditions to Closing as set forth herein shall have been satisfied or waived, or at such other time and date as the Purchaser and the Seller may mutually agree, which date shall be referred to as the “Closing Date.”

(b) Clause (A) of Section 11.1(a)(i) is hereby amended and restated in its entirety to read as follows:

“(A) the Closing shall not have occurred on or before August 31, 2006, or”

2. Miscellaneous.

(a) This Amendment shall be governed by and construed, interpreted and enforced in accordance with the laws of New York.

(b) This Amendment may be executed in one or more counterparts, all of which together shall constitute one agreement binding on all parties hereto. Any counterpart may be executed by facsimile copy.

                    (c)   Each provision of this Amendment shall be considered severable and if, for any reason, any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Amendment which are valid.

                    (d)   The Stock Purchase Agreement is amended only with respect to the specifically enumerated items set forth herein, and the Stock Purchase Agreement, as amended by this Amendment, shall be read, taken and construed as one and the same instrument.  All other terms and conditions of the Stock Purchase Agreement remain unmodified and in full force and effect and the parties hereto hereby ratify and confirm the same.  If there is a conflict between this Amendment and the Stock Purchase Agreement, the terms of this Amendment shall control.

                    (e)   Each party hereby represents and warrants to the other that the execution and delivery of this Amendment have been duly authorized by all requisite corporate or limited liability company action, as applicable.

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                    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

INTERNATIONAL SMART SOURCING, INC.

By:	/s/ David Hale

Name:	David Hale
Title:	President

ISSI HOLDINGS LLC

By:	/s/ Andrew Franzone

Name:	Andrew Franzone
Title:	Manager

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of the 16th day of August, 2006 by and between International Smart Sourcing, Inc., a Delaware corporation (the “Seller”), and ISSI Holdings LLC, a Delaware limited liability company (the “Purchaser”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement (hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Seller and the Purchaser entered into that certain Stock Purchase Agreement, dated as of May 8, 2006 (the “Stock Purchase Agreement”); and

WHEREAS, the Seller and the Purchaser entered into an amendment of the Stock Purchase Agreement, dated as of the 29th of June, 2006;

WHEREAS, the parties desire to enter into this additional Amendment for the purpose of effecting certain further modifications to the Stock Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                    1.     Amendments.

                    (a)   Clause (A) of Section 11.1(a)(i) is hereby amended and restated in its entirety to read as follows:

          “(A) the Closing shall not have occurred on or before October 16, 2006, or”

                    2.     Miscellaneous.

                    (a)   This Amendment shall be governed by and construed, interpreted and enforced in accordance with the laws of New York.

                    (b)   This Amendment may be executed in one or more counterparts, all of which together shall constitute one agreement binding on all parties hereto.  Any counterpart may be executed by facsimile copy.

                    (c)   Each provision of this Amendment shall be considered severable and if, for any reason, any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Amendment which are valid.

                    (d)   The Stock Purchase Agreement is amended only with respect to the specifically enumerated items set forth herein, and the Stock Purchase Agreement, as amended by this Amendment, shall be read, taken and construed as one and the same instrument.   All other terms and conditions of the Stock Purchase Agreement remain unmodified and in full force and effect and the parties hereto hereby ratify and confirm the same.  If there is a conflict between this Amendment and the Stock Purchase Agreement, the terms of this Amendment shall control.

                    (e)   Each party hereby represents and warrants to the other that the execution and delivery of this Amendment have been duly authorized by all requisite corporate or limited liability company action, as applicable.

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                    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

INTERNATIONAL SMART SOURCING, INC.

By:	/s/ David Hale

Name:	David Hale
Title:	President

ISSI HOLDINGS LLC

By:	/s/ Andrew Franzone

Name:	Andrew Franzone
Title:	Manager

EXHIBIT B
INTERNATIONAL SMART SOURCING, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of May 8, 2006, by and among International Smart Sourcing, Inc., a Delaware corporation (the “Seller”), the persons listed as stockholders on Schedule A attached hereto (each a “Stockholder” and collectively, the “Stockholders”), and ISSI Holdings LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, simultaneously with the execution hereof, the Seller and the Purchaser are entering into a Stock Purchase Agreement (as amended or supplemented from time to time, the “Purchase Agreement”; capitalized terms used without definition herein having the meanings ascribed thereto in the Purchase Agreement), pursuant to which, among other things, the Purchaser desires to acquire, pursuant to the terms and subject to the conditions thereof, the Shares of the Companies in exchange for 7,925,000 shares of common stock of the Seller currently owned by certain members and/or managers of the Purchaser and their spouses, the sum of One Million Five Hundred Thousand ($1,500,000) Dollars in cash and certain other consideration as set forth in the Purchase Agreement (the “Transaction”);

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of common stock, par value $0.001 per share, of the Seller (the “Common Stock”), options to purchase the number of shares of Common Stock, and warrants to purchase the number of shares of Common Stock, each as set forth opposite such Stockholder’s name on Schedule A hereto;

WHEREAS, the Seller has advised the Purchaser that the Board of Directors and the Committee of Independent Directors of the Board of Directors of the Seller have, prior to the execution of this Agreement, duly and validly approved, among other things, the execution and delivery of this Agreement and the Purchase Agreement, and the consummation of the Transaction, and such approval has not been withdrawn;

WHEREAS, approval of the Transaction by the affirmative vote of (x) the holders of a majority of the outstanding shares of the Seller and (y) the holders of a majority of the outstanding shares of the Seller other than holders of the outstanding shares of the Seller who are affiliated with the Purchaser, is a condition to the consummation of the Purchase Agreement; and

WHEREAS, as a condition to its entering into the Purchase Agreement, the Purchaser has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and to make the undertakings contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          Section 1:     Agreement to Vote.

          (a)     From and after the date hereof until the Termination Date, each Stockholder hereby agrees to attend the Stockholders Meeting (or any other meeting of stockholders of the Seller at which the matters contemplated by the Purchase Agreement or this Agreement are to be presented to a vote of stockholders of the Seller), in person or by proxy, and to vote (or cause to be voted) all shares of Common Stock of the Seller (including any such securities acquired hereafter but excluding any shares of Common Stock or other securities the Stockholder has the right to acquire but has not acquired) that such Stockholder owns or has the right to vote or direct the voting (collectively, the “Voting Shares” and, together with any securities of the Seller that the Stockholder currently owns, any other securities of the Seller acquired hereafter, and any shares of Common Stock or other securities of the Seller the Stockholder has the right to acquire but has not acquired, the “Covered Securities”), for authorization and approval of the Transaction, and against any action inconsistent therewith, such agreement to vote to apply also to any adjournment or adjournments or postponement or postponements of the Stockholders Meeting of the Seller (or any such other meeting). Each Stockholder hereby further agrees that until the Termination Date, it shall, from time to time, in connection with any solicitation for a written consent, including to call a Stockholders Meeting relating to the Transaction, timely execute and deliver (or cause to be timely executed and delivered) a written consent with respect to its Voting Shares in favor of the authorization and approval of the Transaction. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any Stockholder from acting in such Stockholder’s capacity as a director or officer of the Seller (it being understood that this Agreement shall apply to the Stockholders solely in the Stockholders’ capacity as stockholders of the Seller). So long as the proxy granted under Section 1(d) is a valid uncontested proxy that is effective to deliver the votes of the Voting Shares covered thereby, the Stockholders shall be deemed to be fulfilling their obligations under this Section 1(a).

          (b)     From and after the date hereof until the Termination Date, each Stockholder hereby agrees to vote (or cause to be voted) any Voting Shares owned by such Stockholder against (1) any Superior Proposal and any related action reasonably required in furtherance thereof, and (2) any motion to adjourn or postpone a meeting of the stockholders in which any matters contemplated by the Purchase Agreement or this Agreement are to be presented for a vote of the stockholders of the Seller, at any meeting of stockholders of the Seller (including any adjournments or postponements thereof). Each Stockholder further agrees that, until the Termination Date, in connection with any solicitation for a written consent relating to a Superior Proposal or to any adjournment or postponement of a meeting of stockholders in which any matters contemplated by the Purchase Agreement or this Agreement are to be presented for a vote, such Stockholder will withhold and not grant its written consent with respect to any Voting Shares for any Superior Proposal or adjournment or postponement of a meeting as contemplated by the immediately preceding sentence. For purposes hereof, the term “Termination Date” shall mean the date of termination of the Purchase Agreement in accordance with its terms.

          (c)     If the Board of Directors of the Seller makes a change in the Board Recommendation, then the Stockholders shall not be bound by the provisions of this Agreement other than Section 4 and Section 6.

          (d)     Without in any way limiting the Stockholder’s right to vote the Voting Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, each Stockholder hereby irrevocably grants to, and appoints, the Purchaser and David Kassel and David Hale, in their respective capacities as designees of the Purchaser, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Voting Shares, or grant or withdraw a consent or approval in respect of such Voting Shares, on the matters, in the manner and during the time periods specified in Sections 1(a) and 1(b). Such Stockholder represents that any proxies heretofore given with respect to such matters in respect of such Stockholder’s Voting Shares are not irrevocable, and that all such proxies are hereby revoked. Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(d) is given in connection with the execution by the Purchaser of the Purchase Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under Sections 1(a) and 1(b) of this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy set forth in this Section 1(d) is coupled with an interest and as such shall survive the death, incapacity, mental illness or insanity of the Stockholder and may under no circumstances be revoked unless (x) the Board of Directors of the Seller makes a change in the Board Recommendation or (y) the Purchase Agreement or this Agreement is terminated in accordance with its terms, in which event this proxy shall automatically be revoked without any further action by any party. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue of the irrevocable proxy set forth in this Section 1(d). Such irrevocable proxy set forth in this Section 1(d) is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

          Section 2:     Disposition of Shares. Each Stockholder hereby agrees that from the date hereof until the earlier of the Closing or the Termination Date, except as otherwise provided in this Section 2, such Stockholder will not directly or indirectly sell, pledge, encumber, grant any proxy (except the proxy granted in Section 1(d)) or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of (collectively, “Transfer”), or agree or contract to Transfer, Covered Securities with respect to which a Stockholder directly or indirectly controls the right to Transfer.

          Section 3:     Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement. Each Stockholder agrees to cooperate with the Seller and the Purchaser in connection with any filings required to be made by the Seller or the Purchaser in connection with this Agreement, the Purchase Agreement or the Transaction.

          Section 4:     Representations and Warranties of the Stockholders. As of the date hereof, each Stockholder, severally and not jointly, represents and warrants to the Seller and the Purchaser, as follows:

          (a)     Such Stockholder has all requisite legal capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including without limitation, all power and authority to vote, or execute a consent with respect to, all Voting Shares, to grant the irrevocable proxy provided for in Section 1(d) and to take all actions that are contemplated to be taken hereby by such Stockholder. This Agreement has been duly authorized, executed and delivered by such Stockholder. This Agreement constitutes the valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms. If such Stockholder is married and the Covered Securities of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Covered Securities, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

          (b)     Such Stockholder is the record and beneficial owner of, and has good title to, the Covered Securities set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of all Liens other than as set forth in the Purchase Agreement. As of the date hereof, such Stockholder does not own, of record or beneficially, any shares of capital stock of the Seller or securities by their terms convertible into or exchangeable for capital stock of the Seller other than the Covered Securities set forth opposite such Stockholder’s name on Schedule A hereto. Such Stockholder has the sole right to vote, or to dispose, of such Covered Securities, and none of such Covered Securities is subject to any agreement, arrangement or restriction with respect to the voting of such Covered Securities, except as contemplated by this Agreement. Except as described on Schedule A hereto, there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of the Covered Securities, and no person has any contractual or other right or obligation to purchase or otherwise acquire any of the Covered Securities.

          (c)     The execution and delivery by each Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not violate, breach, or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of any judgment, order, decree, contract, instrument, agreement, or arrangement to which such Stockholder is a party or by which such Stockholder or such Stockholder’s property or assets is bound.

          (d)     The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement.

          Section 5:     Effectiveness. It is a condition precedent to the effectiveness of this Agreement that the Purchase Agreement shall have been duly executed and delivered by the Seller and the Purchaser.

          Section 6:     Miscellaneous.

          (a)     Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein) or by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three calendar days after the date of mailing, as follows:

If to the Seller:

Michael Rakusin
Richard Peters
Committee of Independent Directors
International Smart Sourcing, Inc.
c/o Koerner Silberberg & Weiner, LLP
112 Madison Avenue, 3rd Floor
New York, New York 10016

and with a copy to:

Carl Seldin Koerner, Esq.
Koerner Silberberg & Weiner, LLP
112 Madison Avenue, 3rd Floor
New York, New York 10016

If to the Stockholders, to their address as set forth in the records of the Seller and with a copy to:

Jeffrey M. Marks, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103

If to the Purchaser:

Mr. David Kassel
Mr. Andrew Franzone
Mr. Harry Goodman
ISSI Holdings LLC
320 Broad Hollow Road
Farmingdale, New York 11735

and with a copy to:

Jeffrey M. Marks, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103

or to such other address and with such other copies as any party hereto shall notify the other parties hereto (as provided above) from time to time.

          Section 7:     Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. The schedule to this Agreement is incorporated herein by reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          Section 8:     Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

          Section 9:     Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

          Section 10:     Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          Section 11:     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          Section 12:     Assignment, No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement shall not be assignable or otherwise Transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise Transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

          Section 13:     Governing Law and Arbitration. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of New York. Any dispute or controversy arising among the parties hereto regarding any term, covenant or condition of this Agreement or the breach thereof shall, upon written demand of any party hereto, be submitted to and determined by arbitration before the American Arbitration Association, in New York, New York, by a panel of three arbitrators, in accordance with the rules of the Association then in effect. Any award rendered shall be made by means of a written opinion explaining the arbitrators’ reasons for the award. The arbitrators may not amend or vary any provision of this Agreement. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, which court shall have the power to review such award for compliance with this Agreement.

          Section 14:     Mutual Drafting; Construction. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto. As used in this Agreement, the term “person” shall mean an individual, corporation, partnership, limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          Section 15:     Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

          Section 16:     Expenses. Each party shall bear all fees, expenses, costs and disbursements incurred by him or it and his or its respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement, including all legal and accounting fees, costs and expenses.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

INTERNATIONAL SMART SOURCING, INC.

By:	/s/ David Hale

Name:	David Hale
Title:	President

PURCHASER:
ISSI HOLDINGS LLC

By:	/s/ David Hale

Name:	David Hale
Title:	Member

/s/ David Kassel

David Kassel

/s/ Andrew Franzone

Andrew Franzone

/s/ Harry Goodman

Harry Goodman

/s/ Dorothy Goodman

Dorothy Goodman

/s/ Maryann Franzone

Maryann Franzone

EXHIBIT C
MONTAUK CONSULTING, INC.

December 15, 2005

Board of Directors
International Smart Sourcing, Inc.
320 Broad Hollow Road
Farmingdale, New York 11735

Members of the Board:

          You have requested our opinion as to the fairness to the holders of the Common Stock of International Smart Sourcing, Inc. of the financial terms of the proposed sale of Electronic Hardware Corp, Smart Sourcing Inc., and Compact Disc Packaging Corp (currently inactive) to the Purchasers for 7,925,000 shares of Common Stock of International Smart Sourcing Inc. and One Million Five Hundred Thousand ($1,500,000) Dollars in cash. Additionally for the calendar year 2006 the Purchaser will remit to the seller 50% of the Net Income in excess of $1,200,000 of the three companies listed above.

          In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to International Smart Sourcing Inc. We have also visited the company’s office and factory in Farmingdale, New York.

          Extensive discussions were held with David Hale, President of International Smart Sourcing Inc. about the past performance of the company’s financials as shown in the last 3 years 10-k’s and the results this year through 9/30/05. We have also analyzed the trading activity of the company’s stock. Although we have not independently verified any of the foregoing information we relied on it being complete and accurate in all material respects.

          We have studied the proposed deal from numerous viewpoints including price earning ratios, book value pricing, directions of the industry and other acceptable valuation tools.

          Based upon our analysis of the foregoing and upon such other factors as we deem relevant, including our assessment of general economic, market and monetary conditions, we are of the opinion that as of the date hereof the deal in eminently fair to the remaining stock holders of the common stock of International Smart Sourcing, Inc.

Very Truly Yours,
Montauk Consulting, Inc.

Colman Abbe Chairman

26 L AW R E N C E   R O A D  •   S C A R S D A L E,  N Y  •   1 0 5 8 3
P H O N E:   (914)723-1708

Montauk Consulting, Inc
26 Lawrence Road
Scarsdale, NY 10583

July 20, 2006

Mr. David Hale, President
International Smart Sourcing, Inc.
320 Broad Hollow Road
Farmingdale, NY 11735

Dear Mr. Hale,

          As requested, this letter provides additional details with respect to the fairness opinion of December 15, 2005.

          As stated in the last paragraph, “... the deal is eminently fair to the remaining stockholders...” This was intended to indicate that the opinion was with respect to noninterested stockholders. Additionally, the use of the word “eminently” was intended to indicate that the value of the consideration being offered by the purchaser was more than fair to the non-interested stockholders from a financial point of view.

          In our fairness opinion we state that we studied the proposed deal from numerous viewpoints. The following are some of these viewpoints and the supporting calculations that were used to determine if the value of the offer was fair from a financial point of view.

1)	Market Value Method:

7,925,000 shares being returned at December 14, 2005 market value

7925000 x $.27 =	$2,139,750
Cash being given	1,500,000

Total:	$3,639,750

$3,639,750 / 10,974,435 shares remaining equals $.33 per share versus market price at $.27 per share. This is a 22% premium.

2)	Net Worth Method:

Net worth 9/30/05 per 10Q	$2,026,756
-Less estimated excess inventory of old govt contract	600,000

$1,426,756
- Less listed property/equipment value over realizable value	200,000

Truly realizable net worth	$1,226,756

Price being paid (see number 1 above) $ 3,639,750 equals 3 x book value.

3)	Trend of Sales & Earnings:

	2003	2004	9 mo- 9/30/04	9 mo- 9/30/05

Sales	$12,693,000	$11,499,000	$9,536,000	$8,448,000
Net Income	$848,460	$129,479	$549,048	$100,720
Percent (%)			5.8%	1.2%

During the previous 11 quarters, sales are dropping and profits are disappearing. Additionally, we note that over the last 25 years the Company has purchased companies to add to the EHC product line with the following results:

Company Purchased Sales:	7,500,000	(5 companies)
Pre Existing EHC Sales:	3.500.000

Total Sales	$11,000,000

25 years later, based on inflation, sales should be $18 to 20,000,000 Current EHC Sales: $5,400,000

The general direction of the knob industry (EHC) is negative, as new products have replaced this industry’s product lines. The indication is that the knob business has been consistently declining and will continue to do so. This is particularly important in light of the fact that as of December 2005, 100% of the profits of the two subsidiaries have come from EHC and the other subsidiary has yet to have a profitable year after five years of operations.

4)	History of Stock Trading

There were 18,899,435 shares outstanding before the deal. During 2005, the average daily trading volume was about 3,000 shares per day. This is negligible volume. If someone wanted to sell 1% of the stock outstanding, about 190,000 shares, the price would likely plummet. As of March 25, 2005 there were approximately 118 holders of record but 234 beneficial owners. There are no known buyers of size and 190,000 shares would be 63 times the daily trading volume.

Additionally, the stock traded at lows of $.36(Q1), $.26(Q2) and $.15(Q3) during 2005.

5)	Other considerations:

It is also important to note that the buyers will remit to the sellers 50% of the net income of the subsidiaries over $1,200,000 for the calendar year 2006. The estimated net income for the subsidiaries for 2005 is $1,100,000. If the net income of the subsidiaries grows more than $100,000 above that estimated for 2005, the remaining shareholders will profit.

6)	Also worthy of note is that:

(a) The Company will receive 3x adjusted book value as per #2 above but over 120% of book value will be paid for in cash not paper.

(b)The purchasers are assuming a liability of over $900,000 for the bank line of credit and are also assuming the liability for the officers’ loans of $120,000.

(c)There were no other offers to consider.

(d)There are no known comparable public companies and thus no comparable transactions to consider.

Very Truly Yours
Montauk Consulting Inc

Chairman

EXHIBIT D
INTERNATIONAL SMART SOURCING, INC.

AUDIT COMMITTEE CHARTER

The Board of Directors of International Smart Sourcing, Inc. (the “Company”) has formed an audit committee (the “Audit Committee” or “Committee”) to promote the financial transparency of the Company, to ensure the integrity of the Company’s financial reporting processes and products, to assist the Board of Directors in the Company’s compliance with legal and regulatory requirements, and to assist the Board of Directors in oversight of the performance of the Company’s internal audit function and independent auditors.

This Charter is meant to identify the personnel and functions of the Audit Committee. These guidelines contemplate the involvement of outside counsel and where appropriate the involvement of the full Board of Directors.

1.	MEMBERS. The Board of Directors shall appoint an Audit Committee of at least two members, consisting entirely of “independent” directors of the Board, and shall designate one member as chairperson.

For purposes hereof, “independent” shall mean a director who meets the National Association of Securities Dealers, Inc. (“NASD”) definition of independence. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, at the time of his or her appointment to the Audit Committee. At least one member of the Audit Committee shall have accounting or related financial management experience, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer or other senior officer with financial oversight responsibilities.

2.

MEETINGS. The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times per fiscal year, either in person or telephonically. The Audit Committee shall meet in executive session with the outside auditors at least twice annually. The majority of members of the Audit Committee shall constitute a quorum.

3.

NOTICE OF MEETINGS. Notice of meetings of the Audit Committee will be provided to each of its members not less than five days prior to a scheduled meeting, unless the Chairman of the Audit Committee determines that less notice is necessary.

4.

MINUTES. The Audit Committee shall maintain minutes and other relevant documentation of all of its meetings. The Audit Committee shall report to the full Board of Directors with respect to its meetings.

5.

COMPENSATION. The Compensation of Audit Committee members shall be determined by the Board of Directors. No member of the Audit Committee may receive any compensation from the Company other than director’s fees.

6.

OUTSIDE ADVISORS. The Audit Committee shall have the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist in the full performance of its functions.

7.

INVESTIGATIONS. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scopes of responsibilities and shall have the authority to retain outside advisors to assist it in the conduct of any investigation.

8.

REVIEW OF CHARTER. The Audit Committee shall review and reassess the adequacy of this Charter on an annual basis and submit proposed changes to the Board for approval. The Audit Committee has the powers and responsibilities delineated in this Charter

9.

ROLES AND RESPONSIBILITIES. The Audit Committee shall represent the Board of Directors in discharging its responsibility relating to the accounting reporting and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries.

It is not, however, the Audit Committee’s responsibility to prepare and certify the Company’s financial statements, to guaranty the independent auditor’s report, or to guaranty other disclosures by the Company. These are the fundamental responsibilities of management and the independent auditor. Committee members are not full-time Company employees and are not performing the functions of auditors or accountants.

A. Independent Auditor Oversight

i.

Selection. The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the independent auditors as set forth in Section 301 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder).

ii.

Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall engage in an active dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

iii.

Compensation. The Audit Committee shall be directly responsible for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

iv.

Pre-approval of Services. The Audit Committee shall pre-approve all auditing services, which may entail providing comfort letters in connection with securities underwritings, and non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder)) to be provided to the Company by the independent auditor. The Audit Committee shall cause the Company to disclose in its SEC periodic reports the approval by the Audit Committee of any non-audit services to be performed by the independent auditor.

v.

Oversight. The independent auditor shall report directly to the Audit Committee and the Audit Committee shall be directly responsible for oversight of the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate obtain and review the reports required to be made by the independent auditor pursuant to paragraph (k) of Section 10A of the Securities Exchange Act of 1934 regarding: (a) critical accounting policies and practices; (b) alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and Company management.

B. Review of Audited Financial Statements

i.

Discussion of Audited Financial Statements. The Committee shall obtain, review and discuss reports from the independent auditor regarding: (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor and the reasons for favoring that treatment; and (3) other material written communications between the independent auditor and Company management, such as any management letter or schedule of unadjusted differences.

The Committee shall discuss with the independent auditor and then disclose the matters required to be discussed and disclosed by SAS 61, including any difficulties the independent auditor encountered in the course of the audit work, any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

ii.

Recommendation to Board Regarding Financial Statements. The Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report of Form 10-KSB.

iii.

Audit Committee Report. The Audit Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting) the report described in Item 306 of Regulation S-B.

C. Review of Other Financial Disclosures

i.

Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

D. Compliance and Regulatory Oversight Responsibilities

	i.	Related Party Transactions. The Committee shall review and approve all related party transactions prior to the Company’s engaging in such transaction.

ii.

Complaints Procedure. The Committee shall work in conjunction with the Nominating Committee of the Board to establish procedures for the receipt, retention, and treatment of complaints received by the Company from its employees regarding accounting, internal accounting controls, and auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

10.

OVERSIGHT. The Audit Committee shall coordinate the Board of Director’s oversight of the Company’s internal accounting controls, the Company’s disclosure controls and procedures and the Company’s code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Section 302 and 906 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder) and Rule 13a-14 of the Exchange Act.

EXHIBIT E
INTERNATIONAL SMART SOURCING, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

I.       PURPOSE AND SCOPE

          The primary function of the Nominating and Corporate Governance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of International Smart Sourcing, Inc. (the “Company”) in fulfilling its responsibilities by:

A.

reviewing and making recommendations to the Board regarding the Board’s composition and structure, establishing criteria for Board membership and evaluating corporate policies relating to the recruitment of Board members; and

B.

establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board’s compliance with its fiduciary duties to the Company and its shareholders.

II.     COMPOSITION AND MEETINGS

          The Committee shall be comprised of a minimum of two members of the Board as appointed by the Board, each of whom shall meet any independence requirements promulgated by the Securities and Exchange Commission, the National Association of Securities Dealers, the NASDAQ Stock Market, any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company (each a “Regulatory Body”), and each member of the Committee shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

          The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

          The Committee shall meet as necessary, but at least once each year, to enable it to fulfill its responsibilities and duties as set forth herein. The Committee shall report its actions to the Board and keep written minutes of its meetings which shall be recorded and filed with the books and records of the Company.

          A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

          The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for such engagements. Without limitation, the Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates and to determine and approve the terms, costs and fees for such engagements. The fees and costs of any consultant or advisor engaged by the Committee to assist the Committee in performing its duties hereunder shall be borne by the Company.

III.    RESPONSIBILITIES AND DUTIES

          To fulfill its responsibilities and duties the Committee shall:

A.	Corporate Governance Policy Establishment and Review

1.

Develop, recommend for Board approval, and review on an ongoing basis the adequacy of corporate governance principles applicable to the Company. Such principles may include, among other matters, director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director orientation and continuing education, management succession and annual performance evaluation of the Board and committees.

2.

Consult with the Audit Committee regarding establishment of procedures for receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.

In consultation with the Audit Committee, consider and present to the Board for adoption a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all employees and directors which meets the criteria of Nasdaq and the SEC, and provide for a review and prompt disclosure to the public of any change in, or waiver of, such Code of Conduct. Review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

4.

As requested by the Board, review and investigate conduct alleged by the Board to be in violation of the Company’s Code of Conduct, and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

5.

Monitor the independence of the Board to meet the ultimate objective that a majority of the Board become and thereafter continue to be independent. Review any potential conflict of interest between a director and the Company.

	6.	Review, at least annually, the Company’s compliance with Nasdaq corporate governance listing requirements, and report to the Board regarding the same.

	7.	Assist the Board in developing criteria for the evaluation of Board and committee performance.

	8.	If requested by the Board, assist the Board in its evaluation of the performance of the Board and each committee of the Board.

	9.	Review and recommend to the Board changes to the Company’s bylaws as needed.

	10.	Review and approve orientation materials for new directors and policy regarding continuing education for Board members.

	11.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

	12.	Regularly report to the Board regarding the foregoing.

	13.	Periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

B.	Board Composition, Nominations and Shareholder Proposals

1.

Evaluate the current composition and organization of the Board and its committees in light of requirements established by any Regulatory Body or any other applicable statute, rule or regulations which the Committee deems relevant and make recommendations regarding the foregoing to the Board for approval.

2.

Review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

	3.	Determine the criteria for selection of the Chairman of the Board, Board members and Board committee members.

	4.	Evaluate the performance of current Board members proposed for reelection, and make recommendations to the Board regarding the appropriateness of members of the Board standing for reelection.

5.

Evaluate and, if deemed necessary, recommend the termination of Board membership of any director in accordance with the Code of Conduct or any corporate governance principles adopted by the Board, for cause or for other appropriate reason.

	6.	Review and recommend to the Board an appropriate course of action upon the resignation of current Board members or any planned expansion of the Board.

	7.	Evaluate and recommend to the Board the appointment of Board members to committees of the Board.

	8.	Evaluate and approve a slate of nominees for election to the Board and review the qualification, experience and fitness for service on the Board of any potential members of the Board.

9.

Review all stockholder proposals submitted to the Company (including any proposal relating to the nomination of a member of the Board) and the timeliness of the submission thereof and recommend to the Board appropriate action on each such proposal.

C.	Criteria for Evaluating Board Nominee Candidates

The Board should be composed of:

	1.	Directors chosen with a view to bringing to the Board a variety of experiences and backgrounds.

	2.	Directors who have high level managerial experience or are accustomed to dealing with complex problems.

3.

Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board.

4.

Upon listing of the Company’s shares with the NASDAQ National or Small Cap Market, a majority of the Board’s directors shall be independent directors under the criteria for independence required by the SEC and NASDAQ.

D.	In considering possible candidates for election as an outside director, the Nominating Committee and other Directors should be guided by the foregoing general guidelines and by the following criteria:

1.

Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and a reputation for working constructively with others.

	2.	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

	3.	Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

	4.	The Chief Executive is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

EXHIBIT F
INTERNATIONAL SMART SOURCING, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (the “Code”) sets forth legal and ethical standards of conduct for directors, officers and employees of International Smart Sourcing, Inc. (the “Company”). This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide.

If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor or Koerner Silberberg & Weiner LLP, the general counsel to the Company (the “General Counsel”).

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor or the General Counsel. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

1.	CONFLICTS OF INTEREST

Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

Examples of conflicts include the following:

(i)

No employee, officer or director shall perform services as a consultant, employee, officer, director, advisor or in any other capacity for, or have a financial interest in, a competitor of the Company, other than services performed at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company; and

(ii)

No employee, officer or director shall use his or her position with the Company to influence a transaction with a supplier or customer in which such person has any personal interest, other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company.

It is your responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the General Counsel or, if you are an executive officer or director, to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

2.	INSIDER TRADING

Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies. Persons who give such undisclosed “inside” information to others may be as liable as persons who trade securities while possessing such information. Securities laws may be violated if you, or any relatives or friends trade in securities of the Company, or any of its customers or vendors, while possessing “inside” information.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the General Counsel before making any such purchase or sale.

3.	CONFIDENTIALITY

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company, and non-competition obligations.

4.	HONEST AND ETHICAL CONDUCT AND FAIR DEALING

Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

5.	PROTECTION AND PROPER USE OF CORPORATE ASSETS

Employees, officers and directors should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers and directors must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Employees, officers and directors must advance the Company’s legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

6.	GIFTS AND GRATUITIES

The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, nominal in amount and not given in consideration or expectation of any action by the recipient.

Employees, officers and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of nominal value. Any gifts that are not of nominal value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company believes appropriate in its sole discretion.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

7.	ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

8.	CONCERNS REGARDING ACCOUNTING OR AUDITING MATTERS

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the General Counsel at the following address: Koerner Silberberg & Weiner LLP 112 Madison Avenue, 3rd Floor, New York, New York 10016 or may call Carl Koerner, Esq. at (212) 689-4400. All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors unless they are determined to be without merit by the General Counsel and Chief Financial Officer of the Company. In any event, a record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter. Any such concerns or complaints may also be communicated, confidentially and, if you desire, anonymously, directly to any member of the Audit Committee of the Board of Directors.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

9.	WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the General Counsel must be obtained. The General Counsel shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

Any executive officer or director who seeks an exception to any of these policies should contact the Chairman of the Audit Committee of the Board of Directors. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock market regulation.

10.	REPORTING AND COMPLIANCE PROCEDURES

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the General Counsel. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the General Counsel.

You may report violations of this Code, on a confidential or anonymous basis, by contacting the Company’s General Counsel by fax, mail or e-mail at: fax (212) 689-3077, mail Koerner Silberberg & Weiner LLP, 112 Madison Avenue, 3rd Floor, New York, New York 10016, or e-mail carl.koerner@kswny.com. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

If the General Counsel receives information regarding an alleged violation of this Code, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief

Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

11.	DISSEMINATION AND AMENDMENT

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company. The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

This document is not an employment contract between the Company and any of its employees, officers or directors and does not alter the Company’s at-will employment policy.